                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          Church & Dwight Co., Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

Church & Dwight Co., Inc.
2002
--------------------------------------------------------------------------------
NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS,
PROXY STATEMENT
AND
ANNUAL FINANCIAL STATEMENT

--------------------------------------------------------------------------------

MEETING DATE
MAY 9, 2002

                                                             [ARM & HAMMER LOGO]
                                                 Consumer and Specialty Products
Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey 08543-5297

                                                             [ARM & HAMMER LOGO]
CHURCH & DWIGHT CO., INC.

Notice of Annual Meeting of Stockholders to be held Thursday, May 9, 2002.

     The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the "Company") will be held at THE NEW-YORK HISTORICAL SOCIETY, 2 WEST 77TH STREET, NEW YORK, NEW YORK, on Thursday, May 9, 2002 at 11:00 a.m., to consider and take action on the following:

        1. Election of two persons to serve as Directors for a term of three years.

        2. Approval of the appointment of Deloitte & Touche LLP as independent auditors of the Company's 2002 financial statements.

        3. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 8, 2002 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The transfer books will not be closed.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders during ordinary business hours at the offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543, commencing on April 29, 2002.

                                   MARK A. BILAWSKY
                                   Vice President, General Counsel
                                   and Secretary

Princeton, New Jersey
April 5, 2002

YOU MAY VOTE YOUR PROXY THREE DIFFERENT WAYS: BY MAIL, INTERNET OR TELEPHONE. PLEASE REFER TO DETAILED INSTRUCTIONS INCLUDED WITH YOUR PROXY MATERIALS. HOWEVER, IF YOU ARE CLAIMING FOUR VOTES PER SHARE, YOU MAY ONLY VOTE BY
MAIL -- TELEPHONE AND INTERNET VOTING ARE NOT AVAILABLE. YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ABSTAIN, PLEASE CHOOSE ABSTAIN IN THE VOTING SELECTION WHEN RESPONDING.

                            LOCATION FOR OUR MEETING

                    [NY HISTORICAL SOCIETY BUILDING GRAPHIC]
                               2 WEST 77TH STREET

                               NEW YORK, NEW YORK

At the time of our Annual Meeting there will be many exhibits on display at The New-York Historical Society. Please feel free to visit these exhibits after the meeting as a guest of The New-York Historical Society and Church & Dwight Co., Inc. Here is a list of some of the exhibits:
                            PRESIDENTIAL MANUSCRIPTS
                           RALPH FASANELLA'S AMERICA
                   MISSING: STREETSCAPE OF A CITY IN MOURNING
         THE GAMES WE PLAYED: VICTORIAN GAMES FROM THE LIMAN COLLECTION
           BUILDING ON THE FLATIRON: THE CENTENARY OF A NEW YORK ICON
      THE TUMULTUOUS FIFTIES: A VIEW FROM THE NEW YORK TIMES PHOTO ARCHIVE
        THE TWIN TOWERS RECALLED: THE PHOTOGRAPHY OF CAMILO JOSE VERGARA

                           CHURCH & DWIGHT CO., INC.
          469 North Harrison Street, Princeton, New Jersey 08543-5297
                                  609-683-5900

                                                                   April 5, 2002

                                PROXY STATEMENT

PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 9, 2002 and at any adjournment thereof.

     The securities entitled to vote at the meeting consist of the Company's Common Stock. Each stockholder of record at the close of business on March 8, 2002, is entitled to vote in accordance with the Company's Restated Certificate of Incorporation, as amended. At the Annual Meeting, each share of Common Stock beneficially owned by the same person for a period of 48 consecutive months preceding March 8, 2002, will be entitled to four votes per share. All other shares will be entitled to one vote per share. The discussion on page 20 of this Proxy Statement outlines the procedures for determining when changes in beneficial ownership are deemed to occur. The number of shares outstanding at the close of business on March 8, 2002 were 39,328,232. At the Annual Meeting held on May 10, 2001, as reported in the Certificate of Inspectors of Elections, the number of shares of Company Common Stock entitled to vote at such meeting was 38,614,602 bearing 65,777,098 votes. Of such shares, 9,054,165 were entitled to four votes per share and 29,560,438 were entitled to one vote per share.

     Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy which is not revoked will be voted at the meeting. If no contrary instruction is indicated on the proxy, such proxy will be voted FOR the election of the nominees described herein and FOR approval of the appointment of Deloitte & Touche LLP as independent auditors.

     The presence, in person or by proxy, of the holders of such number of shares of Company Common Stock as are entitled to cast a majority of the vote, at the meeting, constitutes a quorum. Proxies submitted with the votes withheld for the election of Directors, or abstentions with regard to proposal 2 and broker non-votes are included in determining whether or not a quorum is present. Votes will be tabulated by the Company's transfer agent. Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. The approval of proposal 2 requires the affirmative vote of such number of shares as are present in person or by proxy and entitled to vote with respect to such matters. Abstentions are counted as votes against proposal 2, whereas broker non-votes are not counted in tabulating the votes thereon.

     Solicitation of proxies is being made by management on behalf of the Board of Directors through the mail, in person, and by telephone by Company employees who will not be additionally compensated. All costs shall be paid for by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $5,000 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners.

     This Proxy Statement and enclosed form of Proxy and Stockholder Certification Form is expected to be first mailed to Stockholders on April 5, 2002.

                            1. ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes, each class equal or as nearly equal in number as possible, with the Directors in each class serving for a term of three years. At the 2002 Annual Meeting, two Directors will be elected to serve until the 2005 Annual Meeting. Such Directors will serve until their successors are elected and qualified. All nominees are members of the present Board.

     It is not anticipated that any of the nominees will become unavailable to serve as Directors for any reason, but if that should occur before the Annual Meeting, the persons named in the enclosed form of proxy reserve the right to substitute another of their choice as nominee in his/her place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-Laws. Information concerning the nominees and the continuing members of the Board of Directors is set out below:

                      STANDING FOR ELECTION -- MAY 9, 2002

                               CONTINUING DIRECTORS
TERM EXPIRES IN 2002

                       ROSINA B. DIXON, M.D.
[PHOTO OF ROSINA B.    Dr. Dixon, 59, has been a consultant to the Pharmaceutical
DIXON]                    industry since 1986. She is a Director of Cambrex
                           Corporation and Enzon, Inc. She became a Director of the
                           Company in 1979, currently serves as Chairman of the
                           Compensation & Organization Committee and is a member of
                           the Executive Committee of the Board.
                       ROBERT D. LEBLANC
[PHOTO OF ROBERT D.    Mr. LeBlanc, 52, is President, and Chief Executive Officer
LEBLANC]                  of Handy & Harman, a diversified industrial manufacturer.
                           He is also Executive Vice President and a Director of
                           Handy & Harman's parent company WHX Corporation (NYSE:
                           WHX). Prior to joining Handy & Harman, he was Executive
                           Vice President of Elf Atochem North America, a specialty
                           chemicals company. He became a Director of the Company
                           in 1998 and is a member of the Compensation &
                           Organization Committee of the Board.

TERM EXPIRES IN 2003
                       ROBERT A. DAVIES, III
[PHOTO OF ROBERT A.    Mr. Davies, 66, is the Chairman of the Board and Chief
DAVIES]                   Executive Officer of the Company. From 1995 until
                           February 2001, he served as the President and Chief
                           Executive Officer of the Company. From January 1995 to
                           September 1995 he was the President of the Arm & Hammer
                           Division. Mr. Davies was also with the Company from 1969
                           to 1984 in various positions including President and
                           Chief Operating Officer from 1981 until 1984 during
                           which time he also served on the Board of Directors.
                           During the period 1985 to 1990 he served as President &
                           Chief Executive Officer and a member of the Board of
                           Directors of California Home Brands, Inc. He is a member
                           of the Board of Directors of Footstar, Inc. and The
                           Newgrange School. He became a Director of the Company in
                           1995 and currently serves as Chairman of the Executive
                           Committee of the Board.

                       JOHN D. LEGGETT, III, PH.D.
[PHOTO OF JOHN D.      Mr. Leggett, 60, is President of Sensor Instruments Co.,
LEGGETT]                  Inc., a company formed by him in 1985, which is involved
                           in the design, manufacture and marketing of
                           environmental sensing instrumentation. He has been a
                           Director of the Company since 1979 and currently is a
                           member of the Executive and Audit Committees of the
                           Board.


                       JOHN F. MAYPOLE
[PHOTO OF JOHN F.      Mr. Maypole, 62, is Managing Partner, Peach State Real
MAYPOLE]                 Estate Holding Company LLP, a family investment
                           partnership. He is a member of the Board of Directors of
                           Dan River Inc. and Massachusetts Mutual Life Insurance
                           Company. He became a Director of the Company in January
                           1999 and is a member of the Audit Committee of the
                           Board.
                       ROBERT A. MCCABE
[PHOTO OF ROBERT A.    Mr. McCabe, 67, is Chairman of Pilot Capital Corporation,
MCCABE]                  whose business is providing equity financing for private
                           companies. He is a member of the Board of Directors of
                           the Atlantic Bank and Thermo Electron Corporation. He is
                           a Trustee of the Whitehead Institute for Biomedical
                           Research, the American School of Classical Studies at
                           Athens, the Thera Foundation and Athens College. He has
                           been a Director of the Company since 1987 and is a
                           member of the Audit Committee of the Board.
                       BURTON B. STANIAR
[PHOTO OF BURTON B.    Mr. Staniar, 60, is Chairman of Knoll, Inc., a global office
STANIAR]                 furnishings company. Prior to joining Knoll, he was
                           Chairman of Westinghouse Broadcasting Co., a diversified
                           media company. He was Director of Marketing for the
                           Company in the mid 1970's. He has been a Director of the
                           Company since April 1999 and is a member of the
                           Compensation & Organization Committee of the Board.
TERM EXPIRES IN 2004
                       ROBERT H. BEEBY
[PHOTO OF ROBERT H.    Mr. Beeby, 70, retired in 1991 as President and Chief
BEEBY]                   Executive Officer of Frito-Lay, Inc., the nation's largest manufacturer of snack food. Prior to that, he served as
                           President and Chief Executive Officer of Pepsi-Cola
                           International. He currently serves as a member of the
                           Board of Directors of Modem Media. He has been a member
                           of the Board since May 1992 and is a member of the
                           Compensation & Organization Committee of the Board.
                       J. RICHARD LEAMAN, JR.
[PHOTO OF J.           Mr. Leaman, 67, retired in 1995 as President and Chief
RICHARD LEAMAN,          Executive Officer of S. D. Warren Company, a producer of
JR.]                       coated printing and publishing papers. From 1991 through
                           1994 he was Vice Chairman of Scott Paper Company. He is
                           on the Board of Directors of Pep Boys, Stonebridge
                           Financial Corporation and Elwyn, Inc. He has been a
                           Director of the Company since 1985 and serves as
                           Chairman of the Audit Committee and is a member of the
                           Executive Committee of the Board.
                       DWIGHT C. MINTON
[PHOTO OF DWIGNT C.    Mr. Minton, 67, is Chairman Emeritus of the Board. After
MINTON]                  serving 26 years as Chief Executive Officer, he retired in
                           1995, serving as non-executive Chairman of the Board. On
                           February 12, 2001 he was elected Chairman Emeritus of
                           the Board. He currently serves as Chairman of the
                           National Environmental Education and Training
                           Foundation, Trustee of the National Parks Conservation
                           Association, Trustee of Morehouse College, and is a
                           Director of Crane Co. He has been a Director of the
                           Company since 1965 and is a member of the Executive and
                           Compensation & Organization Committees of the Board.

[Photo of John O.      JOHN O. WHITNEY
Whitney]               Mr. Whitney, 74, is a Professor and Executive Director, the
                         Deming Center for Quality Management at Columbia Business
                           School. He currently serves as a member of the Board of
                           Directors of the Turner Corporation and Inoveon, Inc. He
                           also serves as Advisory Director of Newsbank. He became
                           a member of the Board in 1992. He is a member of the
                           Compensation & Organization Committee of the Board.
                                 RETIRING DIRECTOR

                       WILLIAM R. BECKLEAN
[PHOTO OF WILLIAM      Mr. Becklean, 65, is Managing Director of Commerce Capital
R. BECKLEAN]             Markets, the investment banking subsidiary of Commerce
                           Bank. He previously served as Managing Director of
                           SunTrust Equitable Securities, the investment banking
                           subsidiary of SunTrust Bank. He also served as Managing
                           Director of Tucker Anthony, Inc. a full-service regional
                           brokerage and investment banking firm. He became a
                           Director of the Company in 1980. Mr. Becklean is a
                           member of the Audit Committee of the Board. Mr. Becklean
                           will retire from the Board effective on May 9, 2002.
                           With deep regret, the Company accepts his resignation.
                           Upon Mr. Becklean's retirement, the number of Board
                           members will be reduced to eleven until such time as a
                           new member(s) is identified and elected.

     Unless otherwise stated, each Director has served in the principal business indicated above for the past five or more years.

THE BOARD OF DIRECTORS

     During 2001 there were nine meetings of the Board of Directors. Each Director attended at least seventy-five percent of the total number of meetings held by the Board of Directors and the total number of meetings held by all Committees of the Board on which such Director served.

     The Board has an Audit Committee and a Compensation & Organization Committee, but does not have a Nominating Committee. The responsibilities of the Executive Committee include the selection of candidates nominated by the Compensation & Organization Committee to fill vacancies on the Board of Directors.

     AUDIT COMMITTEE. The Audit Committee, comprised of William R. Becklean; J. Richard Leaman, Jr.; John D. Leggett, III, Ph.D.; John F. Maypole and Robert A. McCabe, met three times during 2001. The Committee's functions include recommending to the Board of Directors the engagement and discharge of the independent auditors, reviewing the independence of the auditors, considering the range of audit and non-audit services and fees, and reviewing the adequacy of the Company's system of internal accounting controls. All members of the Committee are outside Directors. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A. See Audit Committee Report on page 18.

     COMPENSATION & ORGANIZATION COMMITTEE. The Compensation & Organization Committee, comprised of Robert H. Beeby; Rosina B. Dixon, M.D.; Robert D. LeBlanc; Dwight C. Minton; Burton B. Staniar and John O. Whitney, met eight times during 2001. All of the members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs which are administered by the Committee. The functions performed by the Committee include design and administration of the Company's compensation plans, and review and approval of Executive Officer compensation. See Compensation & Organization Committee Report on page 15.

EXECUTIVE OFFICERS OF THE COMPANY

     Listed below are the names, ages and positions held with the Company (as of March 18, 2002) by each Executive Officer.

NAME                                   AGE                              POSITION
----                                   ---                              --------
Robert A. Davies, III................   66(1) Chairman and Chief Executive Officer
Raymond L. Bendure, Ph.D. ...........   58(1) Vice President Research and Development
Mark A. Bilawsky.....................   54(1) Vice President, General Counsel and Secretary
Bradley A. Casper....................   42(1) Vice President, President, Domestic Personal Care
Mark G. Conish.......................   49(1) Vice President Operations
Steven P. Cugine.....................   39(1) Vice President Human Resources
Zvi Eiref............................   63(1) Vice President Finance and Chief Financial Officer
Henry Kornhauser.....................   69(1) Vice President Creative Services
Dennis M. Moore......................   51(1) Vice President Arm & Hammer Division Sales
Joseph A. Sipia, Jr. ................   53(1) Vice President, President and Chief Operating Officer,
                                              Specialty Products Division
John R. Burke........................   50(2) Vice President Financial Analysis and Planning for the Arm &
                                              Hammer Division
Robert J. Carroll....................   43(2) Vice President MIS
Kenneth S. Colbert...................   46(2) Vice President Logistics
Anthony J. Falotico..................   47(2) Vice President Research and Development, Household Products
Alfred H. Falter.....................   52(2) Vice President Procurement
W. Patrick Fiedler...................   53(2) Vice President Basic Chemicals, Specialty Products Division
Robert Fingerhut.....................   59(2) Vice President Manufacturing
Gary P. Halker.......................   51(2) Vice President, Controller and Chief Information Officer
Jaap Ketting.........................   50(2) Vice President International Finance, Specialty Products
                                              Division
Allison Lukacsko.....................   51(2) Vice President Research and Development Personal Care
Larry B. Koslow......................   50(2) Vice President Marketing, Arm & Hammer Division
Ronald D. Munson.....................   59(2) Vice President Animal Nutrition, Specialty Products Division

---------------
 (1) Executive Officers serving for such term as the Board of Directors shall determine.

 (2) Executive Officers serving for such term as determined by and at the discretion of the Chief Executive Officer.

     Mr. Davies became Chairman of the Board in February 2001 and has served as Chief Executive Officer since 1995. Mr. Davies served as President and Chief Executive Officer of the Company from 1995 until February 2001. He served as President of the Arm & Hammer Division from January to September 1995. Mr. Davies was also with the Company from 1969 to 1984 in various positions including President and Chief Operating Officer from 1981 until 1984. From 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc.

     Mr. Bendure joined the Company in 1995 as Vice President Research & Development. From 1988 to 1993 Mr. Bendure was employed by Colgate Palmolive Co. as World Wide Director, Corporate Technology. From 1993 to 1995 Mr. Bendure was Senior Vice President, Optical Research & Development for Allergan.

     Mr. Bilawsky joined the Company in 1976 as Tax and Internal Audit Manager, and in 1979 he became Associate General Counsel and Tax Counsel. He has served as Vice President, General Counsel and Secretary of the Company since 1989.

     Mr. Casper joined the Company on March 18, 2002 as Vice President, President, Domestic Personal Care. Since 1985, he had been with Procter & Gamble where, for the last three years, he served as Vice President, Global Fabric Care. Previously, Mr. Casper had served in several positions at Procter & Gamble, including General Manager, Hong Kong and China Hair Care and as Brand Manager. Prior to that, Mr. Casper had served as a financial analyst at General Electric. In addition to his role with the Personal Care group, Mr. Casper will serve as President of Armkel, LLC, the joint venture between Kelso & Company and the Company which was created as a result of the acquisition of certain consumer products businesses from Carter-Wallace, Inc.

     Mr. Conish was appointed Vice President Operations in July 1999. He joined the Company in 1975 and served in various management and director positions prior to becoming Vice President Manufacturing and Engineering in 1993. In 1994 he became Vice President Manufacturing and Distribution.

     Mr. Cugine joined the Company in December 1999 as Vice President Human Resources. Prior to joining the Company, Mr. Cugine was with FMC Corporation, where, since 1997, he served as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions in Philadelphia. Mr. Cugine held several positions after joining FMC in 1988 including Human Resources Manager in the Agricultural Products and Specialty Chemical Groups. Prior to that he worked at the David Sarnoff Research Center in Princeton, New Jersey.

     Mr. Eiref rejoined the Company in 1995 as Vice President Finance and Chief Financial Officer, a position he held with the Company from 1979 to 1988. From 1988 to 1995 Mr. Eiref was employed by Chanel, Inc. as Senior Vice President Finance.

     Mr. Kornhauser joined the Company in 1997 as Vice President Creative Services. Prior to that Mr. Kornhauser was Chairman of the Board of Partners & Shevack, an advertising agency in which he was a principal. He also served as President of C.T. Clyne until 1980 at which time he became the Chairman and Chief Executive Officer of his own company, Kornhauser & Calene. In 1989 Kornhauser & Calene merged with Partners & Shevack.

     Mr. Moore joined the Company in 1980 and in 1984 was elected Vice President Human Resources. In May 1989 Mr. Moore became Vice President of Administration and in July 1996 he became Vice President Corporate Business Development. In October 1997 Mr. Moore was appointed Vice President/General Manager International Operations/ Business Development. In February 2000, Mr. Moore was named Vice President Arm & Hammer Division Sales.

     Mr. Sipia joined the Company on February 1, 2002, as Vice President, President and Chief Operating Officer of the Specialty Products Division. From 1977 he was with FMC Corporation where most recently he was the General Manager of its Alkali Chemical business. Mr. Sipia had previously been the General Manager of FMC's Hydrogen Peroxide business and before that held senior positions in Global Business Management, Marketing, and Operations in FMC's Agricultural Products business.

     Mr. Burke was appointed Vice President Financial Analysis and Planning for the Arm & Hammer Division in June 1999. He joined the Company in 1985 as a Senior Financial Analyst and has served the Company in various management positions since 1986, most recently as Director Financial Analysis.

     Mr. Carroll joined the Company in February 1989 and was appointed Vice President MIS on October 1, 2001. He has served in various management positions within the MIS organization, most recently as MIS Director. From 1975 to 1989, Mr. Carroll was employed by International Paper Company.

     Mr. Colbert was appointed Vice President Logistics in October 1999. He joined the Company in 1979 and served in various management and director positions, the most recent being Director, Logistics Strategy.

     Mr. Falotico was appointed Vice President Research and Development, Household Products, in October 2001. Prior to that he was Vice President Process Development, Packaging, and Fabric Care Product Development. He joined the Company in 1980.

     Mr. Falter joined the Company in 1979 as Plant Controller and served in various managerial positions until March 1988 when he became Director, Corporate Purchasing. In 1995 Mr. Falter was appointed Vice President Corporate Purchasing, and in January 1998 he was appointed Vice President Procurement.

     Mr. Fiedler was appointed Vice President Basic Chemicals, Specialty Products Division in January 1999 and had served as Vice President Sales and Marketing since February 1997 after being appointed Vice President Marketing in 1995. In 1994 Mr. Fiedler was appointed President of Armand Products Company, a partnership in which the Company owns a fifty percent interest, after having previously served as Vice President/General Manager. Prior to that Mr. Fiedler was employed by Occidental Chemical Corporation in various managerial positions.

     Mr. Fingerhut joined the Company on October 1, 2001 as Vice President Manufacturing. From 1983 through September 2001, Mr. Fingerhut was Vice President Production at Carter-Wallace, Inc.

     Mr. Halker joined the Company in 1977 and in 1984 was appointed Controller. In 1993 Mr. Halker became Chief Information Officer and in 1994 he became Vice President and Chief Information Officer. In 1995 he became Vice President, Controller and Chief Information Officer.

     Mr. Ketting is currently Vice President International Finance, Specialty Products Division. His most recent positions prior to this were Vice
President -- Brazil and Director of Financial Analysis and Planning for the Specialty Products Division. Before coming to the Company in 1987, Mr. Ketting held various positions for a period of ten years with Allied Chemical and its General Chemical spin-off.

     Dr. Lukacsko joined the company on October 1, 2001 as Vice President Research and Development Personal Care. From 1998 to 2001 Dr. Lukacsko was Vice President of Research and Development, Personal Care at Carter-Wallace, Inc. She was Senior Director, Worldwide Product Development at Bristol Myers Product Division of Bristol Myers Squibb prior to joining Carter-Wallace.

     Mr. Koslow joined the Company in 1995 as Vice President Marketing Personal Care, Arm & Hammer Division. For the previous five years, Mr. Koslow was employed by Sterling Winthrop Inc. as Vice President Marketing -- Sterling Health Canada and Category Director, Analgesics -- Sterling Health USA. In May 2000 he became Vice President Marketing for the Arm & Hammer Division.

     Mr. Munson joined the Company in 1983 as Director of Marketing, Chemical Division and has served in various managerial positions in sales and marketing prior to being appointed Vice President and General Manager Performance Products Group in 1989. In 1991 he became Vice President International Operations, Specialty Products Division. In March 1999 he became Vice President Animal Nutrition, Specialty Products Division.

SECURITY OWNERSHIP

     The following persons were known to the Company to be beneficial owners as of January 9, 2002 of more than five percent of the Company's Common Stock. The table is based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.

                                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                              -----------------------------------------
                                                                                               PERCENT
NAME AND ADDRESS                                                                                 OF
OF BENEFICIAL OWNER                                             SHARES           VOTES        CLASS(1)
-------------------                                           -----------     -----------     ---------
Neuberger Berman, Inc. .....................................   3,402,133(2)    3,400,133(2)      8.7
  605 Third Avenue
  New York, New York 10158-3698

William P. Stiritz..........................................   1,971,400(3)    1,971,400(3)      5.0
  1401 S. Brentwood Boulevard, Suite 650
  St. Louis, Missouri 63144

     Information, as supplied to the Company by Executive Officers and Directors, with respect to the beneficial ownership of Company Common Stock by each Director, by each Executive Officer listed in the Summary Compensation Table on page 11, and by all Executive Officers and Directors as a group, as of March 8, 2002, is set forth in the table below and the footnotes that follow. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Company Common Stock shown as beneficially owned.

                                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                 ---------------------------------------------------      DEFERRED
                                                                             PERCENT       STOCK        COMPENSATION
                                                                                OF      OPTION PLANS        PLANS
NAME                                             SHARES(4)(5)      VOTES     CLASS(1)     (SHARES)      ("SHARES")(5)
----                                             ------------    ---------   --------   ------------   ---------------
William R. Becklean............................       12,777        50,109       --         22,000           9,875
Robert H. Beeby................................       18,910        47,386       --         26,000              --
Robert A. Davies, III..........................       57,735(6)    230,748       --        469,187         115,629
Rosina B. Dixon, M.D. .........................       55,084(7)    214,582       --         22,000          31,983
J. Richard Leaman, Jr. ........................       14,511        55,581       --         20,000          11,333
Robert D. LeBlanc..............................       11,456        23,456       --         10,000              --
John D. Leggett, III, Ph.D. ...................      771,872(8)  2,880,764     1.96         20,000           2,856
John F. Maypole................................        5,000         5,000       --          6,000           4,631
Robert A. McCabe...............................       19,324        69,796       --         22,000           9,351
Dwight C. Minton...............................      211,718(9)    809,465       --        224,722              --
Burton B. Staniar..............................           --            --       --          6,000           4,620
John O. Whitney................................       16,876        52,300       --         12,000          10,031
Mark G. Conish.................................       13,097(10)    52,388       --         90,200           1,927
Zvi Eiref......................................      219,675(11)   857,313       --        159,800          16,698
Henry Kornhauser...............................       17,155(12)    56,353       --        109,946           6,171
Dennis M. Moore................................       41,197(13)   164,788       --        107,400          39,785
Jon L. Finley(14)..............................           --            --       --        100,000              --
All Executive Officers and Directors as a group
  (34 persons).................................    1,607,219(15) 6,056,410     4.09      1,956,055         273,525

---------------
 (1) Based solely on the number of outstanding shares; does not take into account disparities from pro rata voting rights which may arise due to the fact that some shares are entitled to four votes per share and some shares are entitled to one vote per share. Percentage is shown only if one percent or greater of the class.

 (2) Neuberger Berman, Inc. reported on Form 13G, dated December 31, 2001, sole voting power over 1,019,433 shares, shared voting power over 2,380,700 shares and shared investment power over 3,402,133 shares. The 2,000 share difference in voting and investment power is a result of clients' accounts over which Neuberger Berman has shared power to dispose but not vote shares.

 (3) William P. Stiritz reported on Form 13D, dated January 9, 2002, sole voting power over 1,517,700 shares, shared voting power over 453,700 shares and shared investment power over 1,971,400 shares.

 (4) Does not include shares of Company Common Stock which each Director and each Executive Officer respectively, has rights to purchase, or will have such rights within sixty (60) days from March 8, 2002, under the Stock Option Plan for Directors (see discussion on page 9) and the Company's stock option plans (see discussion on page 16). These shares are reflected in the table in the column labeled Stock Option Plans (Shares). Such shares are not entitled to vote at the 2002 Annual Meeting of Stockholders.

 (5) Does not include "shares" of Company Common Stock credited to the account of each Director in the Deferred Compensation Plan for Directors (see discussion on page 9) and credited to the account of each Executive Officer in the Deferred Compensation Plan for Officers (see discussion on page 16). These "shares" are reflected in the table in the column labeled Deferred Compensation Plans ("Shares"). Such shares are not entitled to vote at the 2002 Annual Meeting of Stockholders.

 (6) Includes Mr. Davies' interest in 8,001 shares under the Company's Investment Savings and Profit Sharing Plans.

 (7) Includes 9,000 shares held by a trust for which Dr. Dixon, a Director, serves as co-trustee. Dr. Dixon holds shared voting power over such shares. Includes 2,212 shares owned by a child of Dr. Dixon, as to which shares she disclaims any beneficial interest.

 (8) Includes 481,014 shares held by two trusts of which Mr. Leggett serves as co-trustee.

 (9) Includes 80,000 shares owned by Mr. Minton's wife. Includes Mr. Minton's interest in 47,685 shares under the Company's Investment Savings and Profit Sharing Plans.

(10) Includes Mr. Conish's interest in 11,997 shares under the Company's Investment Savings and Profit Sharing Plans.

(11) Includes Mr. Eiref's interest in 10,656 shares under the Company's Investment Savings and Profit Sharing Plans and Mr. Eiref's interest in 2,670 shares under the Company's Employee Stock Purchase Plan.

(12) Includes Mr. Kornhauser's interest in 11,165 shares under the Company's Investment Savings and Profit Sharing Plans and Mr. Kornhauser's interest in 5,197 shares under the Company's Employee Stock Purchase Plan.

(13) Includes Mr. Moore's interest in 41,197 shares under the Company's Investment Savings and Profit Sharing Plans.

(14) Mr. Finley resigned from the Company on July 15, 2001.

(15) Includes interest of Executive Officers in 221,602 shares under the Company's Investment Savings and Profit Sharing Plans. Includes interest of Executive Officers in 16,870 shares under the Company's Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

     Directors who were not employees of the Company earned an annual retainer of $20,000 in 2001. In addition, non-employee Directors earned $1,000 for each Board meeting attended. Each non-employee Director who was Chairman of either the Audit Committee or the Compensation & Organization Committee earned $2,000 for each committee meeting attended and all other non-employee Directors earned $1,000 for each committee meeting attended. The annual retainer and attendance compensation for Directors will remain the same for the year 2002. Non-employee Directors do not participate in any of the Company's compensation plans. Directors' compensation programs are described below. The compensation of each non-employee Director for 2001 did not exceed $51,000, with the exception of Mr. Minton (see Transactions with Management discussion on page 17).

     Compensation earned by each Director may be deferred, at the discretion of such Director, pursuant to the Deferred Compensation Plan for Directors until such time as the Director ceases to be a Director for any reason. Compensation deferred in this manner is recorded in a ledger account and is deemed to be invested in Company Common Stock for purposes of determining earnings and losses in such account. Actual shares of Company Common Stock are not held in such account and as such, each participating Director has no voting or investment rights for such "shares". Certain Directors have elected to defer compensation as described herein and as of December 31, 2001, the number of "shares" represented by amounts held in their ledger accounts are as set forth in the Security Ownership table on page 8.

     Those Directors not electing to defer their compensation are paid pursuant to the rules of the Compensation Plan for Directors (the "Plan") which the Board of Directors of the Company adopted on December 13, 1995. The Plan was approved by the stockholders at the May 9, 1996 Annual Meeting and became effective January 1, 1996.

     The Plan provides for the payment of Director's compensation, in the form of Company Common Stock, at the end of the calendar year for which such compensation was earned. The number of shares paid is determined as follows: (i) on the first stock trading day in January, the retainer and meeting fees to be paid to each Director for that calendar year (see Compensation of Directors discussion above) are converted into shares of Company Common Stock, rounded up to the nearest whole share. (For example, if a Director is to receive $20,000 for the annual retainer and $1,000 for each Board Meeting attended and the closing price of Company Common Stock on the first trading day in January is $28.00 per share, then the compensation, calculated in terms of shares of Company Common Stock, would be 715 shares for the annual retainer, and 36 shares for each meeting attended); (ii) on the first stock trading day following the Company's regularly scheduled Board Meeting in December, the compensation earned by each Director, in shares of Company Common Stock, is converted into dollars using the closing price of Company Common Stock on such day; and (iii) at such time each Participant may elect to receive up to fifty percent of such determined compensation in cash, the remainder to be paid in the form of Company Common Stock. The Company Common Stock to be issued and cash compensation to be paid are distributed by December 31 of such year.

     STOCK OPTION PLAN FOR DIRECTORS. The Board of Directors of the Company adopted, on February 27, 1991, the Stock Option Plan for Directors (the "Plan"), which was approved by the stockholders at the May 9, 1991 Annual Meeting and became effective January 1, 1991. Stock Options are granted to all non-employee Directors of the Company (the "Participant") with the exception of Mr. Minton (see Transactions with Management discussion on page 17).

     The Plan authorizes the granting of options to purchase shares of Company Common Stock (the "Stock") at the fair market value on the date of grant. The maximum term during which these options may be exercised is ten years, subject to a three-year vesting period. The options may be exercised only by the Participant during his/her lifetime, and may only be transferred by will, the laws of descent and distribution, or upon approval of the Board of Directors.

     Participants are granted an option to purchase 5,000 shares of Stock each year on the date on which the Company holds its Annual Meeting during the term of the Plan, with the exception that a Participant's initial option grant shall be 6,000 shares of Stock.

     The total number of shares that may be issued pursuant to options under the Plan cannot exceed 1,000,000 shares of Stock (adjusted for stock splits, stock dividends and the like).

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning annual compensation paid or accrued by the Company during the fiscal years ended December 31, 2001, 2000 and 1999 to, or for, the Chief Executive Officer, and each of the next four highest paid Executive Officers of the Company who served as Executive Officers during the fiscal year ended December 31, 2001 and whose total annual salary and bonus exceeded $100,000. Also included is the compensation paid to Mr. Jon L. Finley, who would have been included in the table but for the fact that he was not serving as an Executive Officer at the end of fiscal year 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                                        -------------------
                                                          ANNUAL COMPENSATION            AWARDS      LTIP
                                                   ----------------------------------   --------   --------    ALL OTHER
                                                                         OTHER ANNUAL   OPTIONS               COMPENSATION
       NAME AND PRINCIPAL POSITION          YEAR    SALARY    BONUS(1)   COMPENSATION   (SHARES)   PAY-OUTS    (2)(3)(4)
       ---------------------------          ----   --------   --------   ------------   --------   --------   ------------
ROBERT A. DAVIES, III.....................  2001   $500,000   $601,500     $    --      128,500        --       $ 80,651
Chairman and                                2000    396,000    300,000          --       60,100        --         85,037
Chief Executive Officer                     1999    380,667    400,000          --       47,600        --        101,078
MARK G. CONISH............................  2001    200,000    140,400          --       11,500        --         26,389
Vice President                              2000    188,500     87,000          --       15,400        --         27,385
Operations                                  1999    180,333     96,700          --       11,200        --         31,730
ZVI EIREF.................................  2001    260,000    275,000          --       19,300        --         42,495
Vice President Finance and                  2000    243,917    130,000          --       25,000        --         42,158
Chief Financial Officer                     1999    228,417    141,000          --       19,800        --         46,909
HENRY KORNHAUSER..........................  2001    220,000    104,900          --       12,700        --         32,332
Vice President                              2000    208,500     90,000          --       17,000        --         31,964
Creative Services                           1999    200,333    107,500          --       30,000        --         38,554
DENNIS M. MOORE...........................  2001    244,400    161,600          --       14,100        --         33,003
Vice President                              2000    224,558    100,000          --       41,400        --         32,761
Arm & Hammer Division Sales                 1999    206,375    100,500          --       13,800        --         38,349
JON L. FINLEY(5)..........................  2001    279,372    350,000     $69,192(6)   100,000        --          3,006
President and Chief
Operating Officer

---------------
(1) Represents incentive compensation payments under the Company's Annual Incentive Compensation Plan as discussed on page 15.

(2) Includes Company contributions, vested and unvested, under the Company's Investment Savings and Profit Sharing Plans. Total contributions on behalf of named individuals were as follows for 2001, 2000 and 1999, respectively:
    R.A. Davies, III $57,960, $60,820, $79,215; M. G. Conish $23,373, $25,029,
    $29,580; Z. Eiref $30,713, $31,861, $38,195; H. Kornhauser $24,885, $27,077,
    $32,233; D. M. Moore $27,524, $28,585, $34,270; J. L. Finley, $2,288.

(3) Includes compensation deferred pursuant to a deferred compensation agreement with the Company, providing certain plan contributions above Internal Revenue Code limits. Such amounts are not deferred at the request of the individual or the Company. Total compensation deferred on behalf of named individuals was as follows for 2001, 2000 and 1999, respectively: R.A. Davies, III $9,900, $6,780, $7,000; M. G. Conish $900, $555, $600; Z. Eiref
    $2,700, $2,744, $2,040; H. Kornhauser $1,500, $1,251, $1,740; D. M. Moore
    $2,232, $1,637, $1,900; J. L. Finley, $0.

(4) Includes premiums paid for life insurance plans. Total premiums paid on behalf of named individuals were as follows for 2001, 2000 and 1999, respectively: R.A. Davies, III $12,791, $17,437, $14,863; M. G. Conish $2,116, $1,801, $1,550; Z. Eiref $9,082, $7,553, $6,674; H. Kornhauser
    $5,947, $3,636, $4,581; D. M. Moore $3,247, $2,539, $2,179; J. L. Finley,
    $718.

(5) Mr. Finley resigned from the Company on July 15, 2001.

(6) Represents relocation expense reimbursement paid to Mr. Finley in connection with his commencement of employment.

     The following table sets forth information with respect to grants of stock options for the Executive Officers named in the Summary Compensation Table during 2001 pursuant to the 1998 Stock Option Plan(1). Also shown are hypothetical gains for each option based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term.

           OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

                                                     INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE VALUE
                                      -----------------------------------------------     AT ASSUMED ANNUAL RATES
                                                 % OF TOTAL                                   OF STOCK PRICE
                                                  OPTIONS                                 APPRECIATION FOR OPTION
                                                 GRANTED TO    EXERCISE                     TERM (10 YEARS)(2)
                                      OPTIONS   EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                                  GRANTED   FISCAL YEAR    ($/SHARE)      DATE       5% ANNUAL      10% ANNUAL
----                                  -------   ------------   ---------   ----------   ------------   ------------
Robert A. Davies, III...............  128,500      16.46        24.305     04-30-2011    $1,964,159     $4,977,564
Mark G. Conish......................   11,500       1.47        24.305     04-30-2011       175,781        445,463
Zvi Eiref...........................   19,300       2.47        24.305     04-30-2011       295,006        747,603
Henry Kornhauser....................   12,700       1.63        24.305     04-30-2011       194,123        491,946
Dennis M. Moore.....................   14,100       1.81        24.305     04-30-2011       215,523        546,176
Jon L. Finley(3)....................  100,000(4)    12.8        22.715     07-15-2004       358,045        751,867
                                       50,000(5)     6.4        24.305     07-15-2001            --             --

---------------
(1) Stock options, under the 1998 Stock Option Plan, are granted to management employees, including Executive Officers, giving optionees the right to purchase shares of Company Common Stock over a ten-year period, subject to a three-year vesting period, at the fair market value per share on the date of grant. The options shown in the table above were granted on April 30, 2001 with the exception of the 100,000 options granted to Mr. Finley on July 15, 2001.

(2) These amounts assume that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at the assumed rates. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. These amounts are not intended to forecast possible future increases, if any, in the market price of the Company's Common Stock.

(3) Mr. Finley resigned from the Company on July 15, 2001.

(4) Pursuant to Mr. Finley's Employment Agreement with the Company, these options must be exercised within three years from the date of Mr. Finley's resignation from the Company.

(5) On April 30, 2001, Mr. Finley was granted options to purchase 50,000 shares of Company Common Stock at an exercise price of $24.305 per share. Upon his resignation on July 15, 2001, pursuant to the terms of the 1998 Stock Option Plan, these options were forfeited.

     The following table sets forth information for the Company's option plans with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table on page 11, during 2001, including the aggregate value of gains on the date of exercise. Also shown are the (i) number of shares covered by both exercisable and unexercisable stock options as of December 31, 2001, and (ii) values for in-the-money options which represent the difference between the exercise price of such stock options and the price of Company Common Stock as of December 31, 2001.

                AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR
                    ENDED DECEMBER 31, 2001 AND OPTION VALUE
                              AT DECEMBER 31, 2001

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING               VALUE OF UNEXERCISED
                                       SHARES                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                     ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                  EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   --------   -----------   -------------   -----------   -------------
Robert A. Davies, III..............        --            --     421,587        107,700      $6,282,797      $851,139
Mark G. Conish.....................        --            --      83,400         38,100       1,284,692       238,971
Zvi Eiref..........................        --            --     140,000         64,100       2,096,875       354,049
Henry Kornhauser...................        --            --      79,946         59,700       1,118,198       367,512
Dennis M. Moore....................    13,200      $134,469     109,400         69,300       1,489,997       491,813
Jon L. Finley(1)...................        --            --     100,000             --         391,500            --

---------------
(1) Mr. Finley resigned from the Company on July 15, 2001.

EMPLOYMENT CONTRACTS

     The Company entered into an Employment Agreement with Mr. Jon L. Finley on February 5, 2001 regarding Mr. Finley's employment with the Company as President and Chief Operating Officer. The agreement provided for a base salary of $350,000 annually, a "sign-on" stock option grant of 100,000 shares of Company common stock on the date of commencement of employment, an annual incentive compensation bonus target of 100% of salary, relocation expense reimbursement and certain other benefits generally made available to executives.

     On October 5, 2001 the Company entered into a Supplemental Employment Agreement with Mr. Finley concerning his resignation from the Company effective July 15, 2001. The terms of this agreement provided for continuation of Mr. Finley's salary for the nineteen (19) month period following his resignation; payment of his target incentive compensation bonus for 2001; continued coverage under the Company medical, dental and life insurance employee benefit plans during the salary continuation period and for an additional five (5) months or until such time that Mr. Finley receives comparable benefits from another source; vesting of the sign-on stock option grant, subject to certain restrictions, effective on the date of resignation; and reimbursement of additional relocation costs.

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
        AMONG COMPANY, S&P 500 INDEX AND THE HOUSEHOLD PRODUCTS INDEX(1) LINE GRAPH

                                                         COMPANY                  S&P 500 INDEX            HOUSEHOLD PRODUCTS
                                                         -------                  -------------            ------------------
1991                                                     119.27                       49.25                       40.94
1992                                                     126.38                       53.00                       45.86
1993                                                     116.01                       58.34                       51.14
1994                                                      75.37                       59.11                       55.40
1995                                                      79.20                       81.33                       77.54
1996                                                     100.00                      100.00                      100.00
1997                                                     124.72                      133.36                      140.63
1998                                                     162.30                      171.48                      166.03
1999                                                     243.76                      207.56                      198.57
2000                                                     206.33                      188.66                      167.84
2001                                                     249.81                      166.24                      163.84

(1)The Household Products Index consists of Clorox Company, Colgate Palmolive Co., Procter & Gamble Company and Kimberly-Clark Corp.

                                    CHARTER
        COMPENSATION & ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS

     MEMBERSHIP: The Board of Directors' Compensation & Organization Committee (the "Committee") consists entirely of non-employee Directors.

     RESPONSIBILITIES: To adopt and implement an effective total compensation program consistent with the compensation philosophy of the Committee supporting the achievement of the overall goals of the Company. The total executive compensation program and practices of the Company shall be designed with full consideration of all human resource, accounting, tax, securities law, and regulatory requirements and should be of the highest quality.

     The Committee shall administer the Company's Incentive Compensation Plan, Stock Option Plans, and appoint and monitor the Employee Benefits Committee. The Committee shall consult generally with management on matters concerning executive compensation and on retirement, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. It shall make recommendations to the Board of Directors on organization, succession and compensation generally, individual salary rates, supplemental compensation and special awards, the election of officers, and similar matters where Board approval is required. Decisions relating to the Chief Executive Officer's compensation are subject to the approval of all the non-employee Directors.

     Acting as the Governance Committee, the Committee shall consider and make recommendations on matters related to the practices, policies and procedures of the Board. As part of its duties, the Committee shall assess the size, structure and composition of the Board and Board Committees, coordinate the evaluation of Board performance, Chief Executive Officer's performance and review Board compensation. The Committee shall also act as a screening and nominating committee for candidates considered for election to the Board. In this capacity, it shall concern itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors, and evaluate prospective nominees.

     The Committee shall maintain free and open means of communication between the Board, any independent consultants, the internal human resources professionals and the Chief Executive Officer of the Company, and other key officers as may be necessary in the normal course of business.

                  COMPENSATION & ORGANIZATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     In order to achieve its performance objectives, the Company believes that it must be able to attract, motivate and retain qualified people with appropriate talents, skills and abilities. Accordingly, the Committee has established a compensation program that is competitive in the markets in which the Company competes for management talent.

     It is the policy of the Committee to make a high proportion of executive officer compensation dependent on annual performance, long-term performance and on enhancing stockholder value. Executive officer compensation has both short-term and long-term components. Short-term components include base salary and annual incentive compensation. The long-term component includes stock option grants under the Company's Stock Option Plans. Using external surveys as a guide, the level of total compensation for Executive Officers (including the Executive Officers named in the foregoing tables) is intended to be comparable to the level of total compensation paid to executives with comparable responsibilities in a peer group of companies identified by the Committee. The peer group is intended to represent a sufficient sample size to enable the Company to get a true reading on executive compensation although it is not necessarily the same companies with which the Company would compare its performance in the marketplace. Within the past few years the Committee has sought to adjust the mix of compensation by placing increased emphasis on the more variable, performance based portion, such as incentive compensation and stock option grants, and less emphasis on the fixed portion, base salaries.

BASE SALARY AND ANNUAL INCENTIVE COMPENSATION

     Executive Officer base salary is determined by comparing such Executive Officer's base salary to that of his/her counterparts in the Company's peer group as shown in the periodic external salary surveys. The factors used in the evaluation of the Executive Officer's performance, include the level of responsibility and contribution to the achievement of the Company's strategic operating objectives, including objectives specific to the individual Executive Officer. Adjustments were made to certain officers' base salaries and incentive compensation award targets to reflect their expanded roles due to the Company's significant increase in size in 2001.

     Annual incentive compensation for Executive Officers is awarded under the Company's Incentive Compensation Plan and is based on both Company and individual performance. For 2001 Company performance measures were organic sales growth and operating margin performance. The incentive compensation pool may be increased or decreased from its par value depending upon the extent to which the Company's performance surpasses or underachieves the organic sales growth and operating margin performance of a comparison group of companies. The Committee may also consider unusual or non-recurring factors in reaching its final determination of the size of the incentive compensation pool. Each individual Executive Officer's annual incentive compensation is determined by the Committee using a previously determined percentage of base salary for each Executive Officer modified by a factor based on the evaluation of that Executive Officer's performance. The Committee relies heavily, but not exclusively on these measures. It exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies to determine base salaries, overall incentive compensation pools and individual incentive compensation awards.

     The Committee intends for the incentive compensation awards paid to Executive Officers to be competitive with those paid to comparable executive officers in the Company's peer group. In any particular year the incentive compensation level of each Executive Officer may be higher or lower than that of the peer group executives as a result of the Executive Officer's level of achievement of the specific performance-related goals or as a result of the Company's level of performance relative to the comparison group of companies. Further recognition was provided to certain Executive Officers for their role in the acquisitions that occurred in 2001.

     The base salary and incentive compensation awarded to each Executive Officer named in the foregoing tables is reflected in the Summary Compensation Table on page 11. In comparison with the company's peer group, base salaries plus incentive compensation, in the aggregate, paid to Executive Officers for 2001 are expected to be slightly above the median level, reflecting the Company's relative performance versus the comparison group during 2001.

LONG-TERM AND OTHER COMPENSATION

     The long-term incentive component is in the form of stock options granted under the Company's Stock Option Plans. The Company encourages participants in the plans to hold the shares of Company Common Stock received through the exercise of stock options so that the participants' interest will continue to be aligned with the long-term interests of the stockholders of the Company.

     Stock options granted to management employees, including Executive Officers, give optionees the right to purchase shares of Company Common Stock over a ten-year period, which options vest 100% on the third anniversary of the grant, at the fair market value per share on the date of the grant. On April 30, 2001, options were granted to management employees, including Executive Officers, at $24.305 per share, the fair market value on the date of the grant. The number of options granted to an Executive Officer is based on a percentage of the Executive Officer's salary, determined by the Committee considering the recommendation of the Human Resources Department, and the market price per share on the day of the grant. Stock options may also be granted to management employees including Executive Officers upon commencement of employment.

     The Internal Revenue Code of 1986, as amended, places maximum limitations on the amount of annual contributions which may be made to tax-qualified retirement plans. Accordingly, in 1988 the Company adopted a Deferred Compensation Plan for Officers under which contributions are made for the benefit of certain Executive Officers, in such amounts which are determined in accordance with such retirement plans but exceed these limitations. Effective December 1, 1995 the Company amended the Deferred Compensation Plan to allow for the deferral of other compensation, in whole or in part, at the discretion of each Executive Officer.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Davies' base salary for 2001 was increased to $500,000 but remained below the median level with respect to the Company's peer group. On April 1, 2001, Mr. Davies' incentive compensation bonus target was increased from 75% to 85% of base salary, reflecting the Committee's desire to place more emphasis on his performance-based compensation such as incentive compensation and stock options.

     In January 2002, the Committee reviewed the performance of the Company and Mr. Davies. Using the methodology described earlier in this report under "Base Salary and Annual Incentive Compensation," the Committee determined that the Company performed slightly above the comparison group of companies and awarded Mr. Davies a bonus of 120.3% of base salary. This award reflected the Company's performance and Mr. Davies' role in the two transformational acquisitions that occurred in 2001. Due to the adjustment made for these acquisitions, Mr. Davies' incentive compensation award for 2001 is expected to be above the median level in comparison with the Company's peer group.

     In April 2001, Mr. Davies was granted 128,500 stock options at a price of $24.305, the fair market value on the day of the grant. The size of the option grant was determined in part by the formula described under "Long-Term and Other Compensation" and in part by comparison to the long-term compensation in peer companies, which showed that Mr. Davies' long-term incentive grants had been below the median for several years.

THE UNDERSIGNED MEMBERS HAVE SUBMITTED THIS REPORT TO THE BOARD OF DIRECTORS:

Rosina B. Dixon, M.D., Chairman            Dwight C. Minton
Robert H. Beeby                            Burton B. Staniar
Robert D. LeBlanc                          John O. Whitney

Dated: April 5, 2002

TRANSACTIONS WITH MANAGEMENT

     Mr. Dwight C. Minton, Chairman Emeritus of the Board, retired as Chief Executive Officer and President of the Company on October 1, 1995. Effective on such date, the Company retained the services of Mr. Minton as a consultant. The term of such consulting arrangement shall continue for the life of Mr. Minton. Pursuant to this consulting arrangement, Mr. Minton's compensation for 2001 was $200,000. For subsequent years, his compensation shall be subject to review and adjustment by the Board. For 2002, the Board determined that Mr. Minton's compensation shall be $200,000. In addition, the Company has agreed to continue Mr. Minton's medical benefits and provide office space and administrative support during the term of the consulting arrangement. The Company has further agreed that outstanding stock options granted to Mr. Minton pursuant to the Company's Stock Option Plans did not expire upon his termination of employment with the Company. Mr. Minton's right to exercise such stock options shall continue for the ten-year period commencing on the grant dates of the respective options. Mr. Minton shall receive no other fees relating to his service as Chairman Emeritus and shall not be eligible to participate in the Compensation Plan for Directors or the Stock Option Plan for Directors.

     The Company has agreed that outstanding stock options granted to Mr. Robert
A. Davies, III, Chairman of the Board and Chief Executive Officer, pursuant to the Company's Stock Option Plans will not expire upon his termination of employment with the Company. Mr. Davies' right to exercise such stock options shall continue for the ten-year period commencing on the grant dates of the respective options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission and the New York Stock Exchange.

     Specific due dates for reports required under Section 16(a) have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 2001. To the Company's knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 2001, except that (i) Mr. Robert McCabe, a member of the Board of Directors, inadvertently filed one late report relating to one transaction; (ii) Mr. Kenneth Colbert, Vice President Logistics, inadvertently filed one late report relating to three transactions; and (iii) Mr. Ronald Munson, Vice President Animal Nutrition, Specialty Products Division, inadvertently filed two late reports relating to two transactions. All other reports for Messrs. McCabe, Colbert and Munson were filed timely.

                           2. APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board, subject to approval by stockholders at the Annual Meeting, has appointed Deloitte & Touche LLP as independent auditors for the Company to examine its consolidated financial statements for 2002, and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Deloitte & Touche LLP has served as auditors of the Company since 1969.

     The Company has been informed that neither Deloitte & Touche LLP, nor any member of the firm, has any relationship with the Company or its subsidiaries, other than that arising from such firm's employment as described above. A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he desires to do so.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's independent accountants, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee hereby reports as follows:

          1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

          2. The Audit Committee has discussed with the independent accountants the matters required by generally accepted auditing standards.

          3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

          4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

     The undersigned members of the Audit Committee have submitted this Report to the Board of Directors:

J. Richard Leaman, Jr. Chairman            John F. Maypole
William R. Becklean                        Robert A. McCabe
John D. Leggett III, Ph. D.

Dated: April 5, 2002

PRINCIPAL ACCOUNTING FIRM FEES

     Aggregate fees billed to the Company for the fiscal year ending 2000 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

Audit Fees..................................................  $472,000
Audit Related...............................................  $413,500
Financial Information Systems Design and Implementation
  Fees......................................................        --
All Other Services Fees(a)..................................  $ 75,900

---------------
(a) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountants' independence, and has determined that these fees have not impaired such independence.

                                 OTHER BUSINESS

     The Management is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

     Stockholders' proposals for the 2003 Annual Meeting of Stockholders must be received no later than December 1, 2002, at the executive offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention:
Secretary, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.

                            DISCRETIONARY AUTHORITY

     A duly executed proxy given in connection with the Company's 2002 Annual Meeting of Stockholders will confer discretionary authority on the proxies named therein, or any of them, to vote at such meeting on any matter of which the Company does not have written notice on or before February 15, 2002, without advice in the Company's proxy statement as to the nature of such matter.

                          ANNUAL REPORT AND FORM 10-K

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR 2001, INCLUDING FINANCIAL STATEMENTS, IS BEING FURNISHED, SIMULTANEOUSLY WITH THIS PROXY STATEMENT, TO ALL STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 8, 2002, THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING. A COPY OF THE COMPANY'S ANNUAL REPORT AND FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING THE EXHIBITS THERETO, WILL BE PROVIDED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO SECRETARY, CHURCH & DWIGHT CO., INC., 469 N. HARRISON STREET, PRINCETON, NEW JERSEY, 08543-5297. THE FORM 10-K PROVIDED TO STOCKHOLDERS WILL INCLUDE A LIST OF EXHIBITS TO THE FORM 10-K. COPIES OF EXHIBITS WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND UPON PAYMENT OF REPRODUCTION AND MAILING EXPENSES.

                                      MARK A. BILAWSKY
                                      Vice President, General Counsel and
                                      Secretary

Princeton, New Jersey
April 5, 2002

                     PROCEDURES FOR DETERMINING CHANGES IN
                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

     Effective February 19, 1986, the Restated Certificate of Incorporation of Church & Dwight Co., Inc. (the "Company") was amended (the "Amendment") to provide that, subject to the provisions below, every share of Company Common Stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (i) for a period of 48 consecutive months preceding the record date for the Annual Meeting of Stockholders; or (ii) since February 19, 1986. All other shares carry one vote.

     In general, the Amendment provides that a change in beneficial ownership of a share of Company Common Stock occurs whenever any change occurs in any person or group who has or shares voting power, investment power or the right to receive sale proceeds with respect to such share.

     In the absence of proof to the contrary, provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Company Common Stock is transferred of record into the name of any other person.

     In the case of a share of Company Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, there shall be presumed to have been a change in beneficial ownership in such share within the 48 months preceding the record date, unless it has been established to the contrary pursuant to such procedures.

     There are several exceptions and qualifications to the terms of the Amendment described above, including, but not limited to, a change in beneficial ownership as a result of a gift or inheritance. For a copy of the complete Amendment, please contact the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attn.: Secretary.

     Stockholders who hold their Shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to four votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Amendment) during the relevant period. The required form for this certification will be the completion of the section provided on the proxy card which indicates the number of one-vote shares, four-vote shares and total number of votes. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Company at least five days before the date for the Annual Meeting of Stockholders.

     The Company will notify stockholders of record who are natural persons, in advance of Annual Meeting of Stockholders, of the Company's determination as to the number of shares for which they are entitled to four votes per share and the number of shares for which they are entitled to one vote per share. This determination will be shown on the proxy cards for such stockholders. Stockholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period, by following the same procedure set out in the previous paragraph for other stockholders, with the same reserved right of the Company to require additional evidence.

                           CHURCH & DWIGHT CO., INC.

                         Stockholder Certification Form

                                    for the
                         Annual Meeting of Stockholders
                                       on
                                  May 9, 2002

                    USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                       THAN INDICATED ON YOUR PROXY CARD.

The Undersigned certifies that:

     1. Of the _____ shares of the Company's Common Stock held of record by the Undersigned on March 8, 2002, _____ shares have been beneficially owned continuously by the same person for 48 consecutive months preceding the record date; and

     2. (Applicable only to stockholders who are natural persons) -- the following is a statement supporting why the Undersigned disagrees with the Company's determination of the voting power (as shown on the proxy card) to which the Undersigned is entitled in connection with the Annual Meeting:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      Dated:
                                      ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------
                                      Signature of Stockholder(s)

Please sign exactly as your name appears on the proxy card for the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   APPENDIX A

                                    CHARTER
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee ("Audit Committee") of the Board of Directors ("Board") of Church & Dwight Co., Inc. (the "Company") was established to assist the Board in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company.

     MEMBERSHIP: The Audit Committee shall consist of not fewer than three nor more than five members of the Board, each of whom is generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise, as determined by the Board. No member of the Audit Committee shall be an active or retired employee of the Company, and each of them shall be independent of management and free from any relationship that, in the opinion of the Board, would interfere with their independent judgment as a member of the Audit Committee.

     RESPONSIBILITIES: The Audit Committee serves as the representative of the Board for the general oversight of Company affairs in the area of financial accounting and reporting and the underlying internal controls. Through its activities, the Audit Committee will facilitate open communication among directors, the Company's independent accountants, and corporate management. The Audit Committee will assist the Board in discharging its fiduciary responsibilities to stockholders, providing assurance as to the independence of the Company's outside accountants and the adequacy of disclosure to stockholders and to the public.

     Specifically, The Audit Committee will:

           1. Hold no less than three regularly scheduled meetings each year, normally in January, February, and October, and other meetings from time to time as may be necessary. A majority of the Audit Committee members shall be present to constitute a quorum of the Audit Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Audit Committee.

           2. Recommend to the Board the selection, evaluation, retention and compensation of the independent accountants that audit the financial statements of the Company. In the process, the Audit Committee will discuss and consider the independent accountants' written affirmation that they are in fact independent. The independent accountants will be accountable to the Audit Committee and the Board.

           3. Provide to the independent accountants full access to the Audit Committee to report on any and all appropriate matters.

           4. Review with representatives of the independent accountants:

       - The plan for and scope of its annual audit of the Company's financial statements.

       - The results of the annual audit. Review any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

       - The written report, if any, regarding recommendations related to internal control weaknesses.

       - Any significant changes made by management in the basic accounting principles and reporting standards used in the preparation of the Company's financial statements.

           5. Annual Statements: Review annual audited financial statements with management and the independent accountants. It is anticipated that these discussions will include the independent accountants' judgment about the quality of the Company's accounting principles, significant changes to accounting principles, unusual transactions, review of highly judgmental areas, the effect of uncorrected misstatements, and such other inquiries as may be appropriate. Make a recommendation to the Board as to whether the audited financial statements should be included in the Company's annual report on Form 10K.

           6. Quarterly Statements: The objective of a review of interim financial information differs significantly from that of an audit. Therefore, any discussion of the independent accountants' judgments about the quality of the Company's accounting principles or their application in interim financial reporting would generally be limited to the impact of significant events, transactions, and changes in accounting estimates considered by the independent accountants in performing their review procedures. If such significant events or changes have been identified, the Audit Committee expects the independent accountants to communicate these matters to the Audit Committee or be satisfied, through discussions with the Audit Committee or its Chairman, that such matters have been communicated by management.

           7. Prepare an Audit Committee Report for inclusion in proxy or information statements relating to votes of stockholders.

           8. Review the extent of any services outside the audit area performed for the Company by its independent accountants.

           9. Review compliance by Company officers with the Company's policies regarding travel and entertainment expenditures.

          10. Make such other recommendations to the Board on such matters, within the scope of its functions, as may come to its attention and which in its discretion warrant consideration by the Board.

          11. Meet privately from time to time with representatives of the independent accountants, and management.

          12. Review and update the Audit Committee's Charter annually.

                                   APPENDIX B
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) discusses the Company's performance for 2001 and compares it to previous years. This MD&A is an integral part of the Annual Report and should be read in conjunction with all other sections.

2001 COMPARED TO 2000

  Net Sales

    Net sales increased by $285.1 million or 35.8% to $1080.9 million, compared to $795.7 million in the previous year. The majority of this increase was due to growth in the Consumer Products business.

    Consumer Products were up 43.2% primarily due to the addition of the Xtra Laundry Detergent and Nice'N Fluffy Fabric Softener brands as part of the USA Detergents acquisition earlier in 2001, and the addition of the Arrid Anti-Perspirant and Lambert Kay Pet Care businesses as part of the Carter-Wallace acquisition in the fourth quarter. Excluding these acquisitions, sales of existing consumer products were about 3% above last year, with higher sales of deodorizing and laundry products more than offsetting lower oral care and cleaning products sales.

    Specialty Products increased 6.9% reflecting higher sales of animal nutrition products and the higher sales of QGN, the Company's 85% owned Brazilian subsidiary.

  Operating Costs

    The Company's gross margin decreased to 37.1% from 43.4% in the prior year. The acquisition of the lower margin USA Detergents brands has affected the Company's overall margin structure and accounts for most of the more than six point reduction in gross margin since last year. However, these brands, which are sold on an "everyday low price" basis, require lower marketing and sales support, which largely offsets the effect of the lower gross margin. To a lesser extent, gross margin was also adversely impacted by lower personal care brand sales, higher off-invoice allowances and start-up costs associated with new brands.

    Advertising, consumer and trade promotion expenses increased $17.3 million to $196.0 million. This increase is mainly due to the addition of the brands acquired from USA Detergents and Carter-Wallace mentioned earlier in this report.

    Selling, general and administrative expenses increased $19.1 million. Major factors contributing to this increase included higher personnel costs, which included a $3.5 million increase in the deferred compensation expense, from a $1.0 million gain in 2000 to a $2.5 million charge in 2001, as well as the ongoing and transitional costs resulting from the aforementioned acquisitions. Other factors contributing to this increase included goodwill and intangible amortization costs related to the USA Detergents acquisition, and a higher bad debt reserve.

    During the third quarter of 2000, as a step in implementing the ARMUS joint venture, the Company announced that it would close its Syracuse plant in early 2001, and recorded a pre-tax charge of $21.9 million. In 2001, the Company recorded a $.7 million recovery of expected costs from the plant closure.

  Other Income and Expenses

    The decrease in equity in earnings of affiliates is due mostly to the inclusion of a $10 million net loss in the fourth quarter from the Company's new affiliate, Armkel LLC.

    On September 28, the Company completed the acquisition of the consumer products business of Carter-Wallace in a partnership with the private equity group, Kelso & Company. As part of this transaction, The Company purchased outright the Arrid Anti-Perspirant business in the United States and Canada and the Lambert Kay pet care business. Armkel LLC, a 50/50 joint venture with Kelso, purchased the remainder of Carter-Wallace's domestic and international consumer products business, including Trojan condoms, Nair depilatories and First Response pregnancy kits. Armkel reported fourth quarter sales of $95.4 million and a net loss of $15.6 million. The major reason for this loss was an accounting charge related to a step-up in the value of opening inventories in accordance with purchase accounting principles. As these inventories are sold, the step-up is charged to current operations. The total step-up was approximately $23.3 million, of which $13.7 million was charged in the fourth quarter and the balance will be charged in 2002. Other factors contributing to the loss included integration costs, and a build-up in trade inventories immediately prior to the acquisition, which shifted sales and profit from the fourth quarter to the predecessor company.

    Under the partnership agreement with Kelso, the Company is allocated 50% of all losses up to $10 million, and 100% of such losses above that level. As a result, the Company recorded a loss of $10 million on its investment in Armkel.

    This Armkel loss was partially offset by equity in earnings of affiliates from the Armand Products Company, and by an increase in profitability from the ArmaKleen Company. The ArmaKleen Company is a 50/50 joint venture with the Safety-Kleen Company, the latter of which filed for chapter 11 during the second quarter of 2000. This caused the ArmaKleen Company to record a $1.4 million charge, half of which resulted in a reduction in our profitability during 2000. Should the Safety-Kleen Company be unable to emerge from Chapter 11, the results of operations and financial position of the ArmaKleen Company would be adversely affected.

    Investment income was relatively unchanged from the prior year.

    Interest expense increased approximately $6.7 million as a result of the debt incurred to finance the USA Detergents acquisition at the end of May, and the Carter-Wallace acquisition at the end of September.

    Minority interest expense is primarily the 35% of the earnings generated by the ARMUS joint venture through the month of May that accrued to USA Detergents.

  Taxation

    The effective tax rate for 2001 was 36.4%, compared to 35.3% in the previous year. The higher effective rate in 2001 is primarily due to the impact of a relatively lower level of tax depletion deductions and other tax credits on higher pre-tax income.

  Net Income and Earnings Per Share

    The Company's net income for 2001 was $47.0 million, equivalent to diluted earnings of $1.15 per share, compared to $33.6 million or $.84 per share in 2000.

2000 COMPARED TO 1999

  Net Sales

    Net sales increased by $55.5 million or 7.5% to $795.7 million, compared to $740.2 million in the previous year. The majority of this increase was due to growth in the Consumer Products business.

    These net sales had been impacted by the Company adopting EITF 00-10, "Accounting for Shipping and Handling Fees and Costs" which resulted in an increase in net sales and cost of sales for the full year 2000 and 1999 of $9.9 million and $10.1 million, respectively. The EITF, however, did not affect net income for either period.

    Consumer Products were up 8.0% led by the addition of the CLEAN SHOWER and SCRUB FREE brands acquired in late 1999, and strong growth in cat litters and liquid laundry detergent. These sales gains were partially offset by lower deodorant and gum sales. The prior year's results reflected a 4.8% increase from strong growth in ARM & HAMMER SUPER SCOOP Cat litter, increased sales for the first full year of ARM & HAMMER ADVANCE WHITE toothpaste, partially offset by lower sales of ARM & HAMMER DENTAL CARE Gum.

    Specialty Products were up 5.5% due largely to the first full year consolidation of QGN, the Company's majority owned Brazilian subsidiary. Last year's sales increased 15.7% due to the partial year consolidation of QGN and strong sales of animal nutrition products that were partially offset by the de-consolidation of the Specialty Cleaners business, which is accounted for on the equity method in 1999 following the formation of the ArmaKleen Company as a 50% owned affiliate.

  Operating Costs

    The Company's gross margin decreased to 43.4% from 44.0% in the prior year. Major favorable factors included cost efficiencies obtained through the consolidation of personal care product manufacturing following the Greenville plant shutdown in 1999; the elimination of co-packers to meet higher than expected order requirements in 1999; and more direct plant shipments which reduced overall distribution costs. This favorable margin improvement, however, was more than offset by approximately $2 million of additional depreciation and inventory and equipment relocation costs associated with the Syracuse plant shutdown following the announcement of the formation of the ARMUS joint venture with USA Detergents; higher raw and packaging materials for consumer products; and, a less favorable product mix.

    Advertising, consumer and trade promotion expenses increased $2.5 million to $178.6 million. Higher advertising of deodorizing products, particularly for cat litter, together with higher trade promotion expenses associated with the bathroom cleaners acquired late in 1999, were partially offset by lower consumer promotion expenses.

    Selling, general and administrative expenses increased $5.7 million. Major factors contributing to this increase included higher personnel and outside service costs in support of new business initiatives, the latter of which primarily involved higher information systems work in preparation for electronic commerce capabilities; the full year amortization of intangibles relating to the bathroom cleaners acquisitions, and the full year inclusion of the Brazilian subsidiary. These increases were partially offset by lower selling expenses as the Company combined its sales force with USA Detergents as a first step in making ARMUS operational, supported by a single national broker organization, and a lower deferred compensation liability.

    During the third quarter of 2000, as a step in implementing the ARMUS joint venture, the Company announced that it would close its Syracuse plant in early 2001, and record a pre-tax charge of $21.9 million.

  Other Income and Expenses

    The decrease in equity in earnings of affiliates was due to lower competitive pricing on higher unit volume of Armand Products which combined with higher costs, resulted in a $2 million reduction in our profitability. The remaining decrease was mostly attributable to the ArmaKleen Company, a 50/50 joint venture with the Safety-Kleen Company, which filed for chapter 11 during the second quarter of 2000. This caused the ArmaKleen Company to record a $1.4 million charge, half of which resulted in a reduction in our profitability. Should the Safety-Kleen Company be unable to emerge from Chapter 11, the results of operations and financial position of the ArmaKleen Company would be adversely affected.

    Investment income increased mostly due to the receipt of interest on an outstanding note receivable, which was collected mid-year.

    Although the Company substantially reduced its outstanding debt position during the year, following the bathroom cleaners acquisition in late 1999, higher average outstanding debt coupled with higher interest rates in 2000 resulted in an increase in interest expense.

  Taxation

    The effective tax rate for 2000 was 35.3%, compared to 37.2% in the previous year. The lower effective rate in 2000 was primarily due to a lower effective state rate and lower taxes related to foreign activity.

  Net Income and Earnings Per Share

    The Company's net income for 2000 was $33.6 million, equivalent to diluted earnings of $.84 per share, compared to $45.4 million or $1.11 per share in 1999.

LIQUIDITY AND CAPITAL RESOURCES

    The Company had outstanding long-term debt of $406.6 million, and cash less short-term debt of $40.9 million, for a net debt position of $365.7 million at December 31, 2001. This compares to $9.4 million at December 31, 2000.

    The Company financed its investment in Armkel, the acquisition of USA Detergents and the Anti-perspirant and Pet Care businesses from Carter-Wallace with a $510 million credit facility consisting of $410 million in 5 and 6 year term loans, all of which were drawn at closing and a $100 million revolving credit facility which remains fully un-drawn. The term loans pay interest at 200 and 250 basis points over LIBOR, depending on the ratio of EBITDA to total debt. Financial covenants include a leverage ratio and an interest coverage ratio, which if not met, could result in an event of default and trigger the early termination of the credit facility, if not remedied within a certain period of time. EBITDA, as defined by the Company's loan agreement, which includes an add-back of certain acquisition related costs, was approximately $129 million. The leverage ratio, per the loan agreement, therefore, was 3.2 versus the agreement's maximum 4.0, and the interest coverage ratio was 5.0 versus the agreement's minimum of 4.0.

    In 2001, operating cash flow was $41.6 million. Major factors contributing to the cash flow from operating activities included higher operating earnings before non-cash charges for depreciation and amortization, and the aforementioned impact from the loss in earnings of affiliates. Operating cash flow was used to meet an increase in working capital needs to support the higher sales stemming from the two acquisitions during the year, and to fund the related transitional activities. Operating cash together with net proceeds from long-term borrowings, were used to consummate the two acquisitions made in the year, and to finance the Company's investment in Armkel. To a lesser extent available cash was used to finance additions to property, plant and equipment, to make investments in notes receivable, and to pay cash dividends.

    Commitments as of December 31, 2001. The table below summarizes the Company's material contractual obligations and commitments as of December 31, 2001.

                                                                              PAYMENTS DUE BY PERIOD
                                                              -------------------------------------------------------
                                                                                     2003 TO     2006 TO      AFTER
                                                               TOTAL       2002        2005        2007        2007
                                                              --------    -------    --------    --------    --------
                                                                              (THOUSANDS OF DOLLARS)
Principal payments on borrowings:
  Long-term debt
    Syndicated Financing Loans..............................  $410,000    $ 7,675    $ 83,550    $318,775    $     --
    Various Debt from Brazilian Banks.......................     3,384      3,220         164          --          --
    Industrial Revenue Bonds................................     4,760        685       2,055       1,370         650
Other commitments:
  Operating Leases Obligations..............................  $106,039    $30,252    $ 44,545    $  7,389    $ 23,853
  Letters of Credit.........................................     2,583      2,583
  Guarantees................................................     1,828      1,828
  Surety/Performance bonds..................................     1,069      1,069
  Raw Materials.............................................     6,399      6,399
  Joint Venture Agreement...................................   111,750         --          --          --     111,750
                                                              --------    -------    --------    --------    --------
Total.......................................................  $647,812    $53,711    $130,314    $327,534    $136,253
                                                              ========    =======    ========    ========    ========

    The Company generally relies on operating cash flows supplemented by borrowings to meet its financing requirements. Our diverse product offerings, strong brand names and market positions have provided a stable base of cash flow. Our diverse product line is marketed through multiple distribution channels, reducing our dependence on any one category or type of customer. Similar to other basic consumer products, we believe that consumers purchase our products largely independent of economic cycles. However, the Company's ability to meet its financial obligations depends on successful financial and operating performance. The Company cannot guarantee that its business strategy will succeed or that it will achieve the anticipated financial results. The Company's financial and operational performance depends upon a number of factors, many of which are beyond its control. These factors include:

    - Competitive conditions in our segments of the consumer products industry;

    - Operating difficulties, operating costs or pricing pressures we may experience;

    - Passage of legislation or other regulatory developments that affects us adversely; and

    - Delays in implementing any strategic projects we may have.

    The Company cannot give assurance that it will generate sufficient cash flow from operations or that it will be able to obtain sufficient funding to satisfy all its obligations, including those noted above. If the Company is unable to pay its obligations, it will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring indebtedness or raising additional equity capital. However, the Company cannot give assurance that any alternative strategies will be feasible or prove adequate.

    The Company has a total debt-to-capital ratio of approximately 60%. At December 31, 2001 the Company had $100 million of additional domestic borrowing capacity available through its revolving credit agreement. Capital expenditures in 2002 are expected to be moderately higher than the level of the prior year. Management believes that operating cash flow, coupled with the Company's access to credit markets, will be sufficient to meet the anticipated cash requirements for the coming year.

    In 2000, operating cash flow was an exceptionally strong $102.8 million. Major factors contributing to the cash flow from operating activities included higher operating earnings before non-cash charges for depreciation and amortization, and the non-cash write-off costs associated with the Syracuse plant shutdown. Operating cash flow was further enhanced by a reduction of working capital in a year where sales increased by 7.5%. Operating cash flow was used for financing activities to reduce outstanding debt, purchase approximately
1.2 million shares of treasury stock, and pay cash dividends. Operating cash flow was also used to invest in USA Detergents common stock, and to fund capital expenditures.

  Armkel

    The Armkel venture was initially financed with $229 million in equity contributions, of which approximately $112 million was contributed by the Company, and an additional $445 million of debt.

    Armkel LLC had outstanding long-term debt of $440 million, and cash less short-term and related party debt of $37 million, for a net debt position of $403 million at year-end. In addition, Armkel had unused revolving credit bank lines of $85 million. Any debt on Armkel's balance sheet is without recourse to the Company.

    Under the terms of its joint venture agreement with Kelso, the Company has a call option to acquire Kelso's interest in Armkel in three to five years after the closing, at fair market value subject to a floor and a cap. If the Company does not exercise its call option, then Kelso may request the Company to purchase its interest. If the Company elects not to purchase Kelso's interest, then Kelso's and the Company's equity in the joint venture may be offered to a third party. If such a sale should occur, depending on the proceeds received, the Company may be required to make a payment to Kelso up to an amount of approximately $112 million. Kelso also may elect to have the Company purchase its interest for $112 million. This amount is not payable until the eighth year from the formation of the venture. Finally, Kelso may require the Company to purchase its interest upon a change in control as defined in the joint venture agreement. The venture's Board has equal representation from both the Company and Kelso.

                                  OTHER ITEMS

MARKET RISK

  Concentration of Risk

    As part of the USA Detergents merger agreement, the Company divested USA Detergents non-laundry business and other non-core assets to former USA Detergents executives under the new company name of USA Metro, Inc. ("USAM"), subsequently renamed USA Detergents.

    The Company has a concentration of risk with USAM at December 31, 2001 in the form of trade accounts receivable of $3.4 million, a 20% equity interest in USAM of $0.2 million and a note receivable for other assets of $2.0 million-payments start with the beginning of the third year. This note has a carrying value of approximately $1.4 million using an effective interest rate of 17%.

    Should USAM be unable to meet these obligations, the impact would have an adverse effect on the Company's Consolidated Statement of Income.

  Interest Rate Risk

    The Company's primary domestic borrowing facility is made up of a $510 million credit agreement of which $410 million was utilized as of December 31, 2001; and $100 million of a revolving credit agreement all of which was un-drawn at December 31, 2001. The weighted average interest rate on these borrowings at December 31, 2001, excluding deferred financing costs and commitment fees, was approximately 5.5% including hedges. The Company entered into interest rate swap agreements to reduce the impact in interest rates on this debt, as required by the credit agreement. The swap agreements are contracts to exchange floating rate for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2001, the Company entered into agreements for a notional amount of $200 million, swapping debt with a one-month and three- month LIBOR rate for a fixed rate that averages 6.4 %. As a result, the swap agreements eliminate the variability of interest expense for that portion of the Company's debt. A drop of 10% in interest rates would result in a $.9 million payment under the swap agreement in excess of what would have been paid based on the variable rate. Under these circumstances, this payment would be entirely offset by a nearly equal amount of reduced interest expense on the $210 million of variable debt not hedged. However, a 10% increase in interest rates would result in a $.9 million increase in interest expense on the debt not hedged.

    The Company's domestic operations and its Brazilian subsidiary have short and long term debts that are floating rate obligations. If the floating rate was to change by 10% from the December 31, 2001 level, annual interest expense associated with the floating rate debt would be immaterial.

  Foreign Currency

    The Company is subject to exposure from fluctuations in foreign currency exchange rates, primarily U.S. Dollar/British Pound, U.S. Dollar/ Japanese Yen, U.S. Dollar/Canadian Dollar and U.S. Dollar/Brazilian Real.

    The Company, from time to time, enters into forward exchange contracts to hedge anticipated but not yet committed sales denominated in the Canadian dollar, the British pound and the Japanese Yen. The terms of these contracts are for periods of under 12 months. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows from the sale of products to foreign customers will be adversely affected by changes in exchange rates. The Company did not have any forward exchange contracts outstanding at December 31, 2001, and the amount outstanding at December 31, 2000 was immaterial. At December 31, 2000, the Company had an immaterial unrealized gain. Had there been a 10% change in the value of the underlying foreign currency at December 31, 2000, the effect on these contracts would still have been immaterial.

    The Company is also subject to translation exposure of the Company's foreign subsidiary's financial statements. A hypothetical 10% change in the exchange rates for the U.S. Dollar to the Canadian Dollar, the British Pound and the Brazilian Real from those at December 31,2001 and 2000, would result in an annual currency translation gain or loss of approximately $.4 million in 2001 and $.3 million in 2000.

  Related Party Transactions

    The Company believes that substantial synergies can be achieved by combining certain of its operations with those of Armkel, particularly in the areas of sales, manufacturing and distribution, and most service functions. Armkel will retain its core marketing, research & development, and financial planning capabilities, and will continue to manufacture condoms, but will purchase virtually all the support services it requires for it U.S. domestic business from the Company under a management services agreement, which has a term of five years with possible renewal. As a first step, the Company merged the two sales organizations during the fourth quarter of 2001. In early 2002, the Company plans to begin transferring production of antiperspirants and depilatories from the former Carter-Wallace plant at Cranbury, NJ, to the Company's plant at Lakewood, NJ, which is a more efficient producer of antiperspirants and other personal care products. This process will take six to nine months and should be completed in third quarter 2002. During early 2002, the Company will also integrate the planning and purchasing, accounting and management information systems, and other service functions.

    During 2001, the Company invoiced Armkel $2.1 million for administrative services, and purchased $8.4 million of deodorant anti-perspirant inventory produced by Armkel at its cost. Armkel invoiced the Company $1.4 million of transition administrative services. The Company has an open receivable from Armkel at December 31, 2001 of approximately $12.0 million that primarily related to cash collected by Armkel on behalf of the Company for open accounts receivable, partially offset by amounts owed for inventory.

    As noted in the Concentration of Risk section of this review, the Company divested USA Detergents non-laundry business and other non-core assets to former USA Detergents executives concurrent with the merger agreement. The Company has a 20% ownership interest in the newly formed company USAM. The Company supplies USAM with certain laundry and cleaning products it produces to meet the needs of the markets USAM is in at cost plus a mark-up. Alternatively, USAM provides for the supply of cleaners and other products manufactured by USAM to the Company for re-sale under a similar pricing agreement. In addition, the Company leases manufacturing and office space to USAM under a separate agreement, which is believed to be at arms-length.

    During 2001, the Company purchased $4.6 million of candle and cleaner product inventory from USAM, and sold $20.0 million of laundry and cleaning products to USAM. Furthermore, the Company billed USAM $.4 million for leased space. For open amounts receivable at December 31, 2001, see Concentration of Risk section of this review.

  Significant Accounting Policies

    Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Our significant accounting policies include:

  Promotional and Sales Returns Reserves.

    The reserves for consumer and trade promotion liabilities, and sales returns are established based on our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. We use historical trend experience and coupon redemption provider input in arriving at coupon reserve requirements, and we use forecasted appropriations, customer and sales organization inputs, and historical trend analysis in arriving at the reserves required for other promotional reserves and sales returns. While we believe that our promotional reserves are adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future.

  Valuation of Long-lived Assets and Investments.

    We periodically review the carrying value of our long-lived assets and investments for continued impairment. This review is based upon our projections of anticipated future cash flows. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

  Recent Accounting Pronouncements

    The EITF issued EITF 00-14, "Accounting for Certain Sales Incentives". This issue addresses the income statement classification for offers by a vendor directly to end consumers that are exercisable after a single exchange transaction in the form of coupons, rebate offers, or free products or services disbursed on the same date as the underlying exchange transaction. The issue requires the cost of these items to be accounted for as a reduction of revenues, not included as a marketing expense as the Company did previously. This reclassification is expected to reduce sales by approximately 2% annually. The EITF will be effective January 1, 2002 and there is no net income impact.

    The EITF also issued EITF No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer". This issue outlines required accounting treatment of certain sales incentives, including slotting or placement fees, cooperative advertising arrangements, buydowns and other allowances. The Company currently records such costs as marketing expenses. EITF 00-25 will require the Company to report the paid consideration expense as a reduction of sales, rather than marketing expense. The Company is required to implement EITF 00-25 for the quarter beginning January 1, 2002. The Company estimates this reclassification to be approximately 9% to 10% of sales but in any case, implementation will not have an effect on net income.

    During the first quarter of 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." Under this statement, all derivatives, whether designated as hedging instruments or not, are required to be recorded on the balance sheet at fair value. Furthermore, changes in fair value of derivative instruments not designated as hedging instruments are recognized in earnings in the current period.

    In July 2001, the FASB issued SFAS No. 141, "Business Combinations" which establishes new standards for accounting and reporting requirements for business combinations and will require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. The Company adopted this statement for transactions that occurred after June 30, 2001. Management does not believe that SFAS No. 141 will have a material impact on the Company's consolidated financial statements.

    In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which supersedes APB Opinion No. 17, "Intangible Assets". Under its changes, SFAS No. 142 establishes new standards for goodwill acquired in a business combination and eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment. The Company adopted this statement upon its effective date. If effective for all acquisitions made prior to June 30, 2001, there would have been a reduction of amortization expense of approximately $4.0 million in 2001.

    In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is currently assessing but has not yet determined the impact of SFAS No. 143 on its financial position and results of operations. The effective date for the Company is January 1, 2003.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a business (as previously defined in that Opinion). This statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company is in the process of evaluating the impact of the SFAS No. 144. The adoption of this Statement is not expected to have a material impact on the Company's consolidated financial statements.

  Competitive Environment

    The Company operates in highly competitive consumer-product markets, in which cost efficiency and innovation are critical to success.

    Most of the Company's laundry and household cleaning products are sold as value brands, which makes their cost position most important. To stay competitive in this category, the Company announced in 2000 that it was forming a joint venture with USA Detergents, which combined both laundry detergent businesses. The new venture, named Armus LLC, encompassed Church & Dwight's ARM & HAMMER Powder and Liquid Laundry Detergents and USA Detergents' XTRA Powder and Liquid Detergents and NICE'N FLUFFY Liquid Fabric Softener brands. The Armus joint venture became operational on January 1, 2001, and was dissolved when the Company purchased USA Detergents outright on May 25, 2001. This combination increased the Company's laundry product sales to over $400 million a year, making it the third largest entity in the $7 billion U.S. laundry detergent business. The Company expects the synergies from the combination to potentially reach an annual rate of $15 million a year once the integration is completed. In 2002, the Company expects to gain the full-year benefit of the manufacturing, distribution and back office integration programs completed in the back half of the previous year. In addition, about mid-year 2002, the Company plans to implement a series of packaging and formulation changes designed to more fully integrate the two product lines. Based on this activity, the Company expects to significantly increase the contribution from the laundry business in 2002, and to be operating at or above its target synergy levels by year-end.

    The Company has been successful in recent years in entering the oral care and personal care and deodorizing businesses using the unique strengths of its ARM & HAMMER trademark and baking soda technology. These are highly innovative markets, characterized by a continuous flow of new products and line extensions, and requiring heavy advertising and promotion.

    In the toothpaste category, after two years of leading its category in growth, driven by the success of ARM & HAMMER ADVANCE WHITE toothpaste, the Company's share dropped in 2001 mainly as a result of competitive new products and aggressive spending by other manufacturers in the category.

    In the personal care category, several new products and line extensions in oral care were expanded during the final quarter of the year, in particular ARM & HAMMER Advance Breath Care, a line of oral deodorization products including mouthwash, mints and toothpaste. Because of the continued sell-in of these products, along with the re-launch of its deodorant anti-perspirant with the introduction of ARM & HAMMER UltraMax Deodorant Anti-Perspirant, the Company anticipates marketing spending levels will remain high in 2002.

    Early in 2002, the Company began transferring production of Arrid and Lady's Choice deodorant anti-perspirants from the former Carter-Wallace plant at Cranbury, New Jersey, to the more efficient Company plant at Lakewood, New Jersey. The Company expects to complete this process, as well as the full integration of the supply chain and other systems, during the third quarter of 2002.

    In the final quarter of 2000, the Company introduced a line extension in the deodorizing area: ARM & HAMMER Shaker Baking Soda, and in early 2001, ARM & HAMMER Vacuum Free Foam Carpet Deodorizer, a companion product to ARM & HAMMER Carpet & Room Deodorizer. The latter of these introductions enabled the Company to lead the category growth in carpet deodorizers. In the final quarter of 2001, the Company introduced another deodorizing line extension: ARM & HAMMER Crystal Blend, a scoopable cat litter with silica gel crystals and baking soda for superior deodorization These introductions usually involve heavy marketing costs in the year of launch, and the eventual success of these line extensions will not be known for some time.

    In the Specialty Products business, competition within the two major product categories, sodium bicarbonate and potassium carbonate, remained intense in 2001. Sodium bicarbonate sales have been impacted for several years by a nahcolite-based sodium bicarbonate manufacturer, which has been operating at the lower end of the business and is making an effort to enter the higher end. Furthermore, late in 2000, another major competitor, which is an affiliate of an energy services company entered the sodium bicarbonate market using a new nahcolite manufacturing technology process. To strengthen its competitive position, the Company has completed the modernization of its Green River facility to provide better availability of specialized grades, and has increased its production capacity at Old Fort. The Company is also increasing its R & D spending on health care, food processing and other high-end applications, as well as alternative products to compete with the lower end of the market. As for potassium carbonate, the Company expects imports of video glass and production from foreign suppliers to affect U.S. demand in 2002 as it did in 2001.

    During the year, the Company continued to pursue opportunities to build a specialized industrial cleaning business using our aqueous-based technology. In early 1999, the Company extended its alliance with Safety-Kleen Corp. to build a specialty cleaning products business based on our technology and their sales and distribution organization. The second year of this alliance was impacted by Safety-Kleen's financial difficulties leading to a Chapter 11 filing in June of 2000, and a major reorganization implemented during the second half of that year. While this opportunity has demonstrated more stability in 2001 and continues to hold great promise, the outcome will not be known for some time.

  Cautionary Note on Forward-Looking Statements

    This report contains forward-looking statements relating, among others, to financial objectives, sales growth and cost improvement programs. These statements, including the statements above as to the impact of the USAD and Carter-Wallace acquisition on sales and earnings, represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors, which include the ability of Church & Dwight to successfully integrate the operations of the consumer products business of Carter-Wallace into the Armkel joint venture and Church & Dwight, and assumptions as to market growth and consumer demand (including the effect of recent political and economic events on consumer purchases), and the outcome of contingencies, including litigation, environmental remediation and the divestiture of assets, could cause actual results to differ materially from such forward-looking statements. With regard to new product introductions, there is particular uncertainty related to trade, competitive and consumer reactions. For a description of additional cautionary statements, see Church & Dwight's quarterly and annual reports filed with the SEC, as well as Carter-Wallace's historical SEC reports.

                                                                          2001                            2000
                                                              ----------------------------    ----------------------------
COMMON STOCK PRICE RANGE AND DIVIDENDS                         LOW       HIGH     DIVIDEND     LOW       HIGH     DIVIDEND
--------------------------------------                        ------    ------    --------    ------    ------    --------
1st Quarter.................................................  $19.56    $24.99     $0.07      $14.69    $27.75     $0.07
2nd Quarter.................................................   21.73     27.00      0.07       16.00     20.88      0.07
3rd Quarter.................................................   23.54     28.44     0.075       15.63     19.63      0.07
4th Quarter.................................................   24.35     27.18     0.075       17.00     23.56      0.07
                                                              ------    ------     -----      ------    ------     -----
Full Year...................................................  $19.56    $28.44     $0.29      $14.69    $27.75     $0.28
                                                              ======    ======     =====      ======    ======     =====

---------------

Based on composite trades reported by the New York Stock Exchange.

Approximate number of holders of Church & Dwight's Common Stock as of December 31, 2001: 10,000.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 2001         2000        1999
                                                              ----------    --------    --------
                                                                    (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
NET SALES...................................................  $1,080,864    $795,725    $740,181
Cost of sales...............................................     680,211     450,321     414,486
                                                              ----------    --------    --------
GROSS PROFIT................................................     400,653     345,404     325,695
Advertising, consumer and trade promotion expenses..........     195,960     178,614     176,123
Selling, general and administrative expenses................     111,832      92,718      87,047
Impairment and other items..................................        (660)     21,911       6,617
Gain on sale of mineral rights..............................          --          --     (11,772)
                                                              ----------    --------    --------
INCOME FROM OPERATIONS......................................      93,521      52,161      67,680
Equity in earnings (loss) of affiliates.....................      (6,195)      3,011       6,366
Investment earnings.........................................       2,224       2,032       1,216
Other income (expense)......................................        (269)       (187)        201
Interest expense............................................     (11,537)     (4,856)     (2,760)
                                                              ----------    --------    --------
INCOME BEFORE MINORITY INTEREST AND TAXES...................      77,744      52,161      72,703
Minority interest...........................................       3,889         287         525
                                                              ----------    --------    --------
Income before taxes.........................................      73,855      51,874      72,178
Income taxes................................................      26,871      18,315      26,821
                                                              ----------    --------    --------
NET INCOME..................................................  $   46,984    $ 33,559    $ 45,357
                                                              ==========    ========    ========
Weighted average shares outstanding (in
  thousands) -- Basic.......................................      38,879      38,321      38,792
Weighted average shares outstanding (in
  thousands) -- Diluted.....................................      40,819      39,933      41,043
                                                              ==========    ========    ========
NET INCOME PER SHARE -- BASIC...............................  $     1.21    $    .88    $   1.17
NET INCOME PER SHARE -- DILUTED.............................  $     1.15    $    .84    $   1.11
                                                              ==========    ========    ========

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
                                                                  (DOLLARS IN
                                                               THOUSANDS, EXCEPT
                                                                  SHARE DATA)
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $ 52,446    $ 21,573
Short-term investments......................................        --       2,990
Accounts receivable, less allowances of $3,666 and $2,052...   106,291      64,958
Inventories.................................................   101,214      55,165
Deferred income taxes.......................................    19,849      11,679
Note receivable and current portion of long-term note
  receivable................................................     5,803          --
Prepaid expenses............................................     7,604       4,136
                                                              --------    --------
TOTAL CURRENT ASSETS........................................   293,207     160,501
                                                              --------    --------
PROPERTY, PLANT AND EQUIPMENT (NET).........................   231,449     168,570
NOTES RECEIVABLE............................................    11,951          --
EQUITY INVESTMENT IN AFFILIATES.............................   115,121      19,416
LONG-TERM SUPPLY CONTRACTS..................................     7,695       8,152
TRADENAMES..................................................   136,934      29,699
GOODWILL....................................................   127,320      53,140
OTHER ASSETS................................................    25,408      16,154
                                                              --------    --------
TOTAL ASSETS................................................  $949,085    $455,632
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings.......................................  $  3,220    $ 13,178
Accounts payable and accrued expenses.......................   176,176     129,268
Current portion of long-term debt...........................     8,360         685
Income taxes payable........................................     8,260       6,007
                                                              --------    --------
TOTAL CURRENT LIABILITIES...................................   196,016     149,138
                                                              --------    --------
LONG-TERM DEBT..............................................   406,564      20,136
DEFERRED INCOME TAXES.......................................    27,032      17,852
DEFERRED AND OTHER LONG-TERM LIABILITIES....................    19,164      15,009
NONPENSION POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS.......    15,880      15,392
MINORITY INTEREST...........................................     2,126       3,455
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred Stock -- $1.00 par value
  Authorized 2,500,000 shares, none issued..................        --          --
Common Stock -- $1.00 par value
  Authorized 100,000,000 shares, issued 46,660,988 shares...    46,661      46,661
Additional paid-in capital..................................    28,414      22,514
Retained earnings...........................................   312,409     276,700
Accumulated other comprehensive (loss)......................    (9,728)     (9,389)
                                                              --------    --------
                                                               377,756     336,486
Common stock in treasury, at cost:
  7,518,105 shares in 2001 and 8,283,086 shares in 2000.....   (95,453)   (101,836)
                                                              --------    --------
TOTAL STOCKHOLDERS' EQUITY..................................   282,303     234,650
                                                              ========    ========
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $949,085    $455,632
                                                              ========    ========

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2001         2000        1999
                                                              ---------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
CASH FLOW FROM OPERATING ACTIVITIES
NET INCOME..................................................  $  46,984    $ 33,559    $ 45,357
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation, depletion and amortization..................     27,843      23,454      19,256
  Disposal of assets........................................         --      15,266       5,490
  (Equity) loss in earnings of affiliates...................      6,195      (3,011)     (6,366)
  Deferred income taxes.....................................      7,295      (4,067)      1,888
  Gain on sale of mineral rights............................         --          --     (11,772)
  Other.....................................................         93        (151)        403
Change in assets and liabilities:
  (Increase) decrease in accounts receivable................    (25,518)       (923)      2,661
  (Increase) decrease in inventories........................    (14,544)     17,110      (5,601)
  (Increase) in prepaid expenses............................     (2,161)       (618)     (1,235)
  (Decrease) increase in accounts payable...................    (12,232)     20,377       4,513
  Increase in income taxes payable..........................      5,669         291       3,426
  Increase in other liabilities.............................      2,021       1,472       6,025
                                                              ---------    --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................     41,645     102,759      64,045
CASH FLOW FROM INVESTING ACTIVITIES
Decrease (increase) in short-term investments...............      2,990       1,009      (1,958)
Additions to property, plant and equipment..................    (34,086)    (21,825)    (33,112)
Purchase of USA Detergent common stock......................   (100,707)    (10,384)         --
Distributions from affiliates...............................      6,350       4,132       3,354
Investment in affiliates, net of cash acquired..............   (108,250)       (360)     (9,544)
Purchase of other assets....................................     (2,568)     (2,321)     (4,404)
Proceeds from notes receivable..............................      3,087       3,000       6,869
Other.......................................................     (1,019)       (442)         --
Proceeds from sale of mineral rights........................         --          --      16,762
Proceeds from sale of fixed assets..........................      2,530          --          --
Purchase of new product lines...............................   (129,105)         --     (54,826)
Investment in notes receivable..............................    (16,380)         --          --
                                                              ---------    --------    --------
NET CASH USED IN INVESTING ACTIVITIES.......................   (377,158)    (27,191)    (76,859)
CASH FLOW FROM FINANCING ACTIVITIES
(Repayments) proceeds from short-term borrowing.............    (10,792)    (12,166)      5,349
(Repayments) of long-term borrowings........................   (171,114)    (37,831)         --
Proceeds from stock options exercised.......................      9,168       7,465       6,679
Purchase of treasury stock..................................         --     (20,484)     (9,116)
Payment of cash dividends...................................    (11,275)    (10,744)    (10,090)
Deferred financing costs....................................     (9,601)         --          --
Proceeds from long-term borrowing...........................    560,000          --      23,568
                                                              ---------    --------    --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........    366,386     (73,760)     16,390
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     30,873       1,808       3,576
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............     21,573      19,765      16,189
                                                              ---------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  52,446    $ 21,573    $ 19,765
                                                              =========    ========    ========
Cash paid during the year for:
  Interest (net of amounts capitalized).....................  $   9,948    $  4,838    $  2,831
  Income taxes..............................................     15,292      22,404      21,524
Acquisitions in which liabilities were assumed are as
  follows:
Fair value of assets........................................  $ 293,402    $     --    $ 22,699
Cash paid for stock and product lines.......................   (229,812)         --      (9,034)
                                                              ---------    --------    --------
Liabilities assumed.........................................  $  63,590    $     --    $ 13,665
                                                              =========    ========    ========

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                                            AMOUNTS
                                                   ----------------------------------------------------------
                               NUMBER OF SHARES                                                  ACCUMULATED
                               -----------------                        ADDITIONAL                  OTHER
                               COMMON   TREASURY   COMMON    TREASURY    PAID-IN     RETAINED   COMPREHENSIVE
                               STOCK     STOCK      STOCK     STOCK      CAPITAL     EARNINGS   INCOME (LOSS)
                               ------   --------   -------   --------   ----------   --------   -------------
                                                               (IN THOUSANDS)
JANUARY 1, 1999..............  46,661    (8,039)   $46,661   $(82,281)   $13,171     $218,618      $  (782)
Net Income...................     --         --         --         --         --       45,357           --
Translation adjustments......     --         --         --         --         --           --       (3,817)
Comprehensive Income.........
Cash dividends...............     --         --         --         --         --      (10,090)          --
Stock option plan
  transactions including
  related income tax
  benefit....................     --        649         --      4,311      5,028           --           --
Purchase of treasury stock...     --       (424)        --     (9,116)        --           --           --
Other stock issuances........     --          9         --         65        157           --           --
                               ------    ------    -------   --------    -------     --------      -------
DECEMBER 31, 1999............  46,661    (7,805)    46,661    (87,021)    18,356      253,885       (4,599)
Net Income...................     --         --         --         --         --       33,559           --
Translation adjustments......     --         --         --         --         --           --       (1,599)
Available for sale
  securities.................     --         --         --         --         --           --       (3,191)
Comprehensive Income.........
Cash dividends...............     --         --         --         --         --      (10,744)          --
Stock option plan
  transactions including
  related income tax
  benefit....................     --        702         --      5,629      4,081           --           --
Purchase of treasury stock...     --     (1,185)        --    (20,484)        --           --           --
Other stock issuances........     --          5         --         40         77           --           --
Repayment of shareholder
  loan.......................     --         --         --         --         --           --           --
                               ------    ------    -------   --------    -------     --------      -------
DECEMBER 31, 2000............  46,661    (8,283)    46,661   (101,836)    22,514      276,700       (9,389)
NET INCOME...................     --         --         --         --         --       46,984           --
TRANSLATION ADJUSTMENTS......     --         --         --         --         --           --       (2,163)
AVAILABLE FOR SALE
  SECURITIES.................     --         --         --         --         --           --        3,191
INTEREST RATE SWAP
  AGREEMENTS.................     --         --         --         --         --           --       (1,367)
COMPREHENSIVE INCOME.........
CASH DIVIDENDS...............     --         --         --         --         --      (11,275)          --
STOCK OPTION PLAN
  TRANSACTIONS INCLUDING
  RELATED INCOME TAX
  BENEFIT....................     --        757         --      6,311      5,769           --           --
OTHER STOCK ISSUANCES........     --          8         --         72        131           --           --
                               ------    ------    -------   --------    -------     --------      -------
DECEMBER 31, 2001............  46,661    (7,518)   $46,661   $(95,453)   $28,414     $312,409      $(9,728)
                               ======    ======    =======   ========    =======     ========      =======

                                         AMOUNTS
                               ---------------------------

                                DUE FROM     COMPREHENSIVE
                               SHAREHOLDER      INCOME
                               -----------   -------------
                                     (IN THOUSANDS)
JANUARY 1, 1999..............     $(549)
Net Income...................        --         45,357
Translation adjustments......        --         (3,817)
                                                ------
Comprehensive Income.........                   41,540
                                                ======
Cash dividends...............        --
Stock option plan
  transactions including
  related income tax
  benefit....................        --
Purchase of treasury stock...        --
Other stock issuances........        --
                                  -----
DECEMBER 31, 1999............      (549)
Net Income...................        --         33,559
Translation adjustments......        --         (1,599)
Available for sale
  securities.................        --         (3,191)
                                                ------
Comprehensive Income.........                   28,769
                                                ======
Cash dividends...............        --
Stock option plan
  transactions including
  related income tax
  benefit....................        --
Purchase of treasury stock...        --
Other stock issuances........        --
Repayment of shareholder
  loan.......................       549
                                  -----
DECEMBER 31, 2000............         0
NET INCOME...................        --         46,984
TRANSLATION ADJUSTMENTS......        --         (2,163)
AVAILABLE FOR SALE
  SECURITIES.................        --          3,191
INTEREST RATE SWAP
  AGREEMENTS.................                   (1,367)
                                                ------
COMPREHENSIVE INCOME.........                   46,645
                                                ======
CASH DIVIDENDS...............        --
STOCK OPTION PLAN
  TRANSACTIONS INCLUDING
  RELATED INCOME TAX
  BENEFIT....................        --
OTHER STOCK ISSUANCES........        --
                                  -----
DECEMBER 31, 2001............     $   0
                                  =====

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

  Business

    The Company's principal business is the manufacture and sale of sodium carbonate-based products. It sells its products, primarily under the ARM & HAMMER trademark, to consumers through supermarkets, drug stores and mass merchandisers; and to industrial customers and distributors. In 2001, Consumer Products represented approximately 84% and Specialty Products 16% of the Company's net sales. The Company does approximately 90% of its business in the United States.

  Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The Company's 50% interest in its Armand Products Company joint venture, the ArmaKleen Company joint venture and Armkel LLC have been accounted for under the equity method of accounting. During 2001, the Company increased its ownership of QGN, its Brazilian subsidiary from 75% to approximately 85%. The Brazilian subsidiary has been consolidated since May 1999 and was previously accounted for under the equity method. All material intercompany transactions and profits have been eliminated in consolidation.

  Use of Estimates

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

  Promotional and Sales Returns Reserves

    The reserves for consumer and trade promotion liabilities, and sales returns are established based on our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. We use historical trend experience and coupon redemption provider input in arriving at coupon reserve requirements, and we use forecasted appropriations, customer and sales organization inputs, and historical trend analysis in arriving at the reserves required for other promotional reserves and sales returns. While we believe that our promotional reserves are adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future.

  Impairment of Long-lived Assets

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In such situations, long-lived assets are considered impaired when estimated future cash flows (undiscounted and without interest charges) resulting from the use of the asset and its eventual disposition are less than the asset's carrying amount. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

  Foreign Currency Translation

    Financial statements of foreign subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52. Gains and losses are recorded in Other Comprehensive Income. Gains and losses on foreign currency transactions were recorded in the Consolidated Statement of Income and were not material.

  Cash Equivalents

    Cash equivalents consist of highly liquid short-term investments, which mature within three months of purchase.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

  Inventories

    Inventories are valued at the lower of cost or market. Approximately 50% and 89% of the inventory at December 31, 2001 and 2000, respectively, were valued using the last-in, first-out (LIFO) method. The remaining inventory was valued using the first-in, first-out (FIFO) method.

  Property, Plant and Equipment

    Property, plant and equipment and additions thereto are stated at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the respective assets.

  Software

    Starting in 1998, the Company accounted for software in accordance with Statement of Position (SOP) 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires companies to capitalize certain costs of developing computer software. Amortization is provided by the straight-line method over the estimated useful lives of the software.

  Long-Term Supply Contracts

    Long-term supply contracts represent advance payments under multi-year contracts with suppliers of raw materials and finished goods inventory. Such advance payments are applied over the lives of the contracts using the straight-line method.

  Derivatives

    Derivatives designated as hedges are either (1) a hedge of the fair value of a recognized asset or liability ("fair value" hedge), or (2) a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge).

    - Changes in the fair value of derivatives that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings.

    - Changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recorded in Other comprehensive loss until earnings are affected by the variability of cash flows of the hedged asset or liability. Any ineffectiveness related to these hedges are recorded directly in earnings.

  Goodwill and Tradenames

    The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" upon its effective date. Goodwill recorded prior to November 1, 1970 was not being amortized, as management believed there had been no diminution in carrying value. Goodwill and tradenames, recorded as part of the Brillo and related brand acquisitions, the investment in QGN, the bathroom cleaner product lines acquired in 1999 and the USAD acquisition was being amortized over 20-30 years using the straight-line method. The Goodwill and tradenames acquired as part of the anti-perspirant and pet care acquisition was not amortized based on the provisions of SFAS 142. Starting in 2002, all Goodwill and indefinite lived tradenames will not be amortized.

  Selected Operating Expenses

    Research & development costs in the amount of $21,803,000 in 2001, $19,363,000 in 2000 and $17,921,000 in 1999, were charged to operations as incurred.

  Earnings Per Share

    Basic EPS is calculated based on income available to common shareholders and the weighted-average number of shares outstanding during the reported period. Diluted EPS includes additional dilution from potential common stock issuable pursuant to the exercise of stock options outstanding. Antidilutive stock options, in the amounts of 129,000, 547,000 and 21,000 for 2001, 2000 and 1999,
have been excluded. In 1999, the Company announced a 2 for 1 stock split. Financial information contained elsewhere in these financial statements has been adjusted to reflect the impact of the stock split.

  Income Taxes

    The Company recognizes deferred income taxes under the liability method; accordingly, deferred income taxes are provided to reflect the future consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

  Recent Accounting Pronouncements

    The EITF issued EITF 00-14, "Accounting for Certain Sales Incentives". This issue addresses the income statement classification for offers by a vendor directly to end consumers that are exercisable after a single exchange transaction in the form of coupons, rebate offers, or free products or services disbursed on the same date as the underlying exchange transaction. The issue requires the cost of these items to be accounted for as a reduction of revenues, not included as a marketing expense as the Company did previously. This reclassification is expected to reduce sales by approximately 2% annually. The EITF will be effective January 1, 2002 and there is no net income impact.

    The EITF also issued EITF No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer". This issue outlines required accounting treatment of certain sales incentives, including slotting or placement fees, cooperative advertising arrangements, buydowns and other allowances. The Company currently records such costs as marketing expenses. EITF 00-25 will require the Company to report the paid consideration expense as a reduction of sales, rather than marketing expense. The Company is required to implement EITF 00-25 for the quarter beginning January 1, 2002. The Company estimates this reclassification to be approximately 9% to 10% of sales but in any case, implementation will not have an effect on net income.

    During the first quarter of 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." Under this statement, all derivatives, whether designated as hedging instruments or not, are required to be recorded on the balance sheet at fair value. Furthermore, changes in fair value of derivative instruments not designated as hedging instruments are recognized in earnings in the current period.

    In July 2001, the FASB issued SFAS No. 141, "Business Combinations" which establishes new standards for accounting and reporting requirements for business combinations and will require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. The Company adopted this statement for transactions that occurred after June 30, 2001. Management does not believe that SFAS No. 141 will have a material impact on the Company's consolidated financial statements.

    In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which supersedes APB Opinion No. 17, "Intangible Assets". Under its changes, SFAS No. 142 establishes new standards for goodwill acquired in a business combination and eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment. The Company adopted this statement upon its effective date. If effective for all acquisitions made prior to June 30, 2001, there would have been a reduction of amortization expense of approximately $4.0 million in 2001.

    In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is currently assessing but has not yet determined the impact of SFAS No. 143 on its financial position and results of operations. The effective date for the Company is January 1, 2003.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a business (as previously defined in that Opinion). This statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company is in the process of evaluating the impact of the SFAS No. 144. The adoption of this Statement is not expected to have a material impact on the Company's consolidated financial statements.

  Reclassification

    Certain prior year amounts have been reclassified in order to conform with the current year presentation.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

2. FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000. Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                                      2001                   2000
                                                              --------------------    -------------------
                                                              CARRYING      FAIR      CARRYING     FAIR
                                                               AMOUNT      VALUE       AMOUNT      VALUE
                                                              --------    --------    --------    -------
                                                                            (IN THOUSANDS)
Financial Assets:
  Short-term investments....................................  $     --    $     --    $ 2,990     $ 2,990
  Note receivable and current portion of note receivable....     5,803       5,803         --          --
Long-term notes receivable..................................    11,951      11,789         --          --
Financial Liabilities:
  Short-term borrowings.....................................     3,220       3,220     13,178      13,178
  Current portion of long-term debt.........................     8,360       8,360        685         685
Long-term debt..............................................   406,564     406,564     20,136      20,136
Interest rate swap contracts................................     2,192       2,192         --          --

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments reflected in the Consolidated Balance
Sheets:

  Short-term Investments

    The cost of the investments (trading securities) can be specifically identified and its fair value is based upon quoted market prices at the reporting date. At December 31, 2000 both the cost and market value of the investments approximated each other.

  Notes Receivable

    The cost of notes receivable are initially recorded at their face value and are then discounted using an interest factor management believes appropriate for the credit risk involved at the date of acquisition. The market value of the notes receivable reflects what management believes is the appropriate interest factor at December 31, 2001, based on similar risks in the market.

  Short-term Borrowings

    The amounts of unsecured lines of credit equal fair value because of short maturities and variable interest rates.

  Long-term Debt and Current Portion of Long-term Debt

    The Company estimates that based upon the Company's financial position and the variable interest rate, the carrying value approximates fair value.

  Interest Rate Swap Contracts

    The fair values are estimated amounts the Company would receive or pay to terminate the agreements at the balance sheet date, taking into account current interest rates.

  Foreign Currency

    The Company is subject to exposure from fluctuations in foreign currency exchange rates, primarily U.S. Dollar/British Pound, U.S. Dollar/ Japanese Yen, U.S. Dollar/Canadian Dollar and U.S. Dollar/Brazilian Real.

    The Company, from time to time, enters into forward exchange contracts to hedge anticipated but not yet committed sales denominated in the Canadian dollar, the British pound and the Japanese Yen. The terms of these contracts are for periods of under 12 months. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows from the sale of products to foreign customers will be adversely affected by changes in exchange rates. The Company did not have any forward exchange contracts outstanding at December 31, 2001, and the amount outstanding at December 31, 2000 was immaterial. At December 31, 2000, the Company had an immaterial unrealized gain.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

  Interest Rate Risk

    The Company's primary domestic borrowing facility is made up of a $510 million credit agreement of which $410 million was utilized as of December 31, 2001; and $100 million of a revolving credit agreement all of which was un-drawn at December 31, 2001. The weighted average interest rate on these borrowings at December 31, 2001, excluding deferred financing costs and commitment fees, was approximately 5.5% including hedges. The Company entered into interest rate swap agreements to reduce the impact in interest rates on this debt as required by the credit agreement. The swap agreements are contracts to exchange floating rate for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2001, the Company entered into agreements for a notional amount of $200 million, swapping debt with a one-month and three-month LIBOR rate for a fixed rate that averages 6.4%.

3. INVENTORIES

    Inventories are summarized as follows:

                                                                2001       2000
                                                              --------    -------
                                                                (IN THOUSANDS)
Raw materials and supplies..................................  $ 28,869    $18,696
Work in process.............................................       651         25
Finished goods..............................................    71,694     36,444
                                                              --------    -------
                                                              $101,214    $55,165
                                                              ========    =======

    Inventories valued on the LIFO method totaled $49,944,000 and $49,226,000 at December 31, 2001 and 2000, respectively, and would have been approximately $2,759,000 and $2,922,000 higher, respectively, had they been valued using the first-in, first-out (FIFO) method.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                                2001        2000
                                                              --------    --------
                                                                 (IN THOUSANDS)
Land........................................................  $  6,503    $  5,546
Buildings and improvements..................................    92,577      78,781
Machinery and equipment.....................................   253,749     214,926
Office equipment and other assets...........................    25,037      15,664
Software....................................................     5,652       5,355
Mineral rights..............................................       257         304
Construction in progress....................................    17,593       6,463
                                                              --------    --------
                                                               401,368     327,039
Less accumulated depreciation, depletion and amortization...   169,919     158,469
                                                              --------    --------
Net property, plant and equipment...........................  $231,449    $168,570
                                                              ========    ========

    Depreciation, depletion and amortization of property, plant and equipment amounted to $18,968,000, $18,469,000 and $16,594,000 in 2001, 2000 and 1999,
respectively. Interest charges in the amount of $432,000, $284,000 and $421,000 were capitalized in connection with construction projects in 2001, 2000 and 1999, respectively.

5. ACQUISITIONS

        a. In 1997, the Company acquired a 40% interest in QGN. The investment, costing approximately $10.4 million, was financed internally and included goodwill of approximately $3.3 million. The Company exercised its option to increase its interest to 75% during the second quarter of 1999. The additional 35% ownership cost approximately $9.1 million and included goodwill of approximately $4.8 million. During the second quarter of 2001, the Company increased its ownership position to approximately 85% at a cost of $2.6 million of which $1.7 million was allocated to Goodwill. Pro forma comparative results of operations are not presented because they are not materially different from the Company's reported results of operations.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

        b. During the fourth quarter of 1999, the Company entered the bathroom cleaner category with the acquisition of two major brands, CLEAN SHOWER and SCRUB FREE. As part of the Scrub Free transaction, the Company also acquired the DELICARE fine fabric wash brand. The combined purchase price of both transactions was approximately $54.8 million, was financed by the use of the Company's lines of credit and included goodwill and other intangibles of approximately $50.2 million.

        c. USAD Acquisition and Non-Core Business Divestiture

        On May 25, 2001, the Company and USA Detergents, Inc. ("USAD") closed on its previously announced merger agreement under which the Company acquired USAD, its partner in the previously announced ARMUS LLC joint venture, for $7 per share in an all-cash transaction. The acquisition is accounted for under the purchase method. Results of operations are included in the accompanying financial statements from May 25, 2001.

        The Company and USAD formed the ARMUS joint venture to combine their laundry products businesses in June 2000. Under its terms, the Company had management control of the venture and an option to buy USAD's interest in five years.

        The venture became operational on January 1, 2001, and was dissolved when the Company purchased USAD outright.

        As part of the ARMUS venture, the Company had already acquired 2.1 million shares or 15% of USAD's stock for $15 million or $7 a share. The acquisition agreement extended the same offer price to USAD's remaining stockholders. The Company estimates the total transaction cost, including the assumption of debt, and the initial stock purchase, to be approximately $125 million after disposal of unwanted assets. The Company financed the acquisition with a short term bridge loan, which subsequently was refinanced as part of the Carter-Wallace acquisition.

        The Company divested USAD's non-laundry business, which accounted for less than 20% of USAD's sales in 2000, and other non-core assets to former USAD executives.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

                                                              (IN THOUSANDS)
                                                              --------------
Current assets..............................................     $ 14,795
Property, plant and equipment...............................       46,591
Tradenames..................................................       57,890
Goodwill....................................................       42,438
Other long-term assets......................................        9,424
                                                                 --------
Total assets acquired.......................................      171,138
Current liabilities.........................................      (54,836)
Long-term debt..............................................       (5,425)
                                                                 --------
Net assets acquired.........................................     $110,877
                                                                 ========

        The Goodwill and tradenames were amortized until December 31, 2001, using the straight-line method over 30 years.

        As noted, the Company divested USAD's non-laundry business and other non-core assets to former USAD executives concurrent with the merger agreement. The Company has a 20% ownership interest in the newly formed company and contributed $200,000. The new company, USA Metro, Inc. (USAM), purchased inventory and other assets for a total of $5,087,000, in the form of two notes receivable. The inventory note of $3,087,000 was secured by a lien on the inventory. The note was due on December 31, 2001 and bore interest at 8% for the first ninety days and 10% thereafter. It was paid on time. The note for all the other assets of $2,000,000 has a maturity of five years and bear interest at 8% for the first two years, 9% for the third year, 10% for the fourth year and 11% for the fifth year and is carried at approximately $1,400,000 using an effective interest rate of 17%.

        There shall be interest only payments for the first two years. Commencing with the start of the third year the principal and accrued interest shall be paid monthly based upon a five-year amortization. The unpaid principal and accrued interest as of the maturity date shall be payable in a lump sum at such time. In the event the unpaid principal and interest is not paid as of the maturity date, the interest rate shall increase by 300 basis points. In the case of default by USAM that is not remedied as provided in the note, the Company may convert the note to additional ownership in USAM.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

        d. Carter-Wallace Acquisition

        On September 28, 2001, the Company acquired the consumer products business of Carter-Wallace, Inc. in a partnership with the private equity group, Kelso & Company, for a total negotiated price of approximately $739 million, including the assumption of certain debt plus transaction costs. Under the terms of its agreements with Carter-Wallace and Kelso, the Company acquired Carter-Wallace's U.S. anti-perspirant and pet care businesses outright for a negotiated price of approximately $128 million; and Armkel, LLC, a 50/50 joint venture between the Company and Kelso, acquired the rest of Carter-Wallace's domestic and international consumer products business for a negotiated price of approximately $611 million. The Company accounts for its interest in Armkel on the equity method. (See note 6)

        The reason the Company made the acquisition was to increase its personal care product lines and to improve the cost structure of these products.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (related to the anti-perspirant and pet care businesses acquired directly by the Company) at the date of acquisition:

                                                              (IN THOUSANDS)
                                                              --------------
Current assets..............................................     $ 41,668
Property, plant and equipment...............................        5,795
Tradenames..................................................       52,153
Goodwill....................................................       38,838
                                                                 --------
Total assets acquired.......................................      138,454
Current liabilities.........................................       (9,349)
                                                                 --------
Net assets acquired.........................................     $129,105
                                                                 ========

        The results of operations are included in the accompanying financial statements from September 28, 2001.

        An appraisal is currently in process and the purchase price allocation will be modified based on its results. Goodwill and tradenames are not being amortized, based on the provisions of SFAS 142 "Goodwill and Other Intangible Assets." All the Goodwill is expected to be deductible for tax purposes and will be included in the consumer products segment.

        e. Pro forma results -- unaudited

        The following pro forma 2000 and 2001 income statements reflect the impact as though the Company purchased USAD, its share of Armkel and the anti-perspirant and pet care businesses as of the beginning of the period indicated. Pro forma adjustments include the elimination of intercompany sales, inventory set-up adjustments, additional interest expense, depreciation and amortization charges and the related income tax impact.

                                                                       2001                       2000
                                                              -----------------------    -----------------------
                                                              HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                                                 CHD         RESULTS        CHD         RESULTS
                                                              ----------    ---------    ----------    ---------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales...................................................   $1,080.9     $1,188.9       $795.7      $1,167.8
Income from Operations......................................       93.5         82.8         52.2          51.1
Equity Income...............................................       (6.2)        12.2          3.0           9.8
Net Income..................................................       47.0         43.5         33.6          21.2
EPS -- Basic................................................   $   1.21     $   1.12       $  .88      $    .55
EPS -- Diluted..............................................   $   1.15     $   1.07       $  .84      $    .53

        f. Early in 2002, the Company acquired Biovance Technologies, Inc., a small Oskaloosa, Iowa-based producer of specialty feed ingredients, which complement our existing range of animal nutrition products. The purchase price paid in 2002 was $8.0 million and included the assumption of debt. Additional payments will be required based on future operating performance.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

6. ARMKEL EQUITY INVESTMENT

    The following table summarizes financial information for Armkel LLC. The Company account for its 50% interest under the equity method.

                                                                   2001
                                                              --------------
                                                              (IN THOUSANDS)
Income statement data:
Net sales...................................................     $ 95,417
Gross profit................................................       38,625
Net income (loss)...........................................      (15,648)
Equity in affiliate (loss)..................................      (10,009)

Balance sheet data:
Current assets..............................................     $225,104
Noncurrent assets...........................................      587,489
Short-term debt.............................................        5,671
Current liabilities (excluding short-term debt).............      135,057
Long-term debt..............................................      439,750
Other long-term liabilities.................................       28,711
Partners' equity............................................      203,404

    The venture's Board has equal representation from the Company and Kelso.

    The Armkel venture is financed with $229 million in initial equity contributions from the Company and Kelso and an additional $445 million in debt. Armkel entered into a syndicated bank credit facility and also issued senior subordinated notes to finance its investment in the acquisition of Carter-Wallace. The long-term $305 credit facility consists of $220 million in 6 and 7-year term loans, all of which were drawn at closing and an $85 million revolving credit facility, which remained fully undrawn at December 31, 2001. Armkel issued $225 million of 9.5% senior debt notes due in eight years with interest paid semi-annually, therefore, Armkel had $445 million of total debt utilized as of December 31, 2001. The weighted average interest rate on the credit facility borrowings at December 31, 2001, excluding deferred financing costs and commitment fees, was approximately 5.5% including hedges. Any debt on Armkel's balance sheet is without recourse to the Company.

    Under the partnership agreement with Kelso, the Company is allocated 50% of all book and tax profits. If there are losses, the Company is allocated 50% of all book and tax losses up to $10 million and 100% of such losses above that level for the period starting September 29, 2001, the date of the acquisition. As a result, the Company recorded a loss of approximately $10.0 million on its investment in Armkel.

    The Company believes that substantial synergies can be achieved by combining certain of its operations with those of Armkel, particularly in the areas of sales, manufacturing and distribution, and most service functions. Armkel will retain its core marketing, research & development, and financial planning capabilities, and will continue to manufacture condoms, but will purchase virtually all the support services it requires for its U.S. domestic business from the Company under a management services agreement, which has a term of five years with possible renewal. As a first step, the Company merged the two sales organizations during the fourth quarter of 2001. In early 2002, the Company plans to begin transferring production of antiperspirants and depilatories from the former Carter-Wallace plant at Cranbury, NJ, to the Company's plant at Lakewood, NJ, which is a more efficient producer of antiperspirants and other personal care products. This process will take six to nine months and should be completed in third quarter 2002. During early 2002, the Company will also integrate the planning and purchasing, accounting and management information systems, and other service functions.

    During 2001, the Company invoiced Armkel $2.1 million for administrative services, and purchased $8.4 million of deodorant antiperspirant inventory produced by Armkel at its cost. Armkel invoiced the Company $1.4 million of transition administrative services. The Company has an open receivable from Armkel at December 31, 2001 of approximately $12.0 million that primarily related to cash collected by Armkel on behalf of the Company for open accounts receivable, partially offset by amounts owed for inventory.

    Under the terms of its joint venture agreement with Kelso, the Company has a call option to acquire Kelso's interest in Armkel in three to five years after the closing, at fair market value as defined in the joint venture agreement subject to a floor and cap. If the Company does not exercise its call option, then Kelso may request the Company to purchase its interest. If the Company elects not to purchase Kelso's interest, then Kelso's and the Company's equity in the joint venture may be offered to a third party. If a third party sale should occur, depending on the proceeds received, the Company may be required to make a payment to Kelso up to an amount of approximately $112 million. Kelso also may elect to have the Company purchase its interest for $112 million. This amount is not payable until the eighth year from the formation of the venture. Finally, Kelso may require the Company to purchase its interest upon a change in control as defined in the joint venture agreement.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

    Simultaneous with this transaction, Carter-Wallace and its pharmaceutical business merged into a newly formed company set up by pharmaceutical industry executives and backed by two well-known private equity firms. While the Company and Armkel are not affiliated with the pharmaceutical venture, Armkel has agreed to provide certain transitional services to help this venture with the start-up of its operations at Carter-Wallace's main Cranbury, New Jersey, facility.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                2001        2000
                                                              --------    --------
                                                                 (IN THOUSANDS)
Trade accounts payable......................................  $ 97,238    $ 52,452
Accrued marketing and promotion costs.......................    50,148      50,121
Accrued wages and related costs.............................    12,645      10,305
Accrued pension and profit-sharing..........................     7,450       6,881
Other accrued current liabilities...........................     8,695       9,509
                                                              --------    --------
                                                              $176,176    $129,268
                                                              ========    ========

8. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

    The Company entered into a syndicated bank loan to finance its investment in Armkel, the acquisition of USA Detergents and the Anti-perspirant and Pet Care business from Carter Wallace. The Company extinguished all the short-term unsecured lines of credit as a result of last year's acquisitions. This long-term $510 million credit facility consists of $410 million in 5 and 6-year term loans and a $100 million revolving credit facility, which remained fully undrawn. The weighted average interest rate on these borrowings at December 31, 2001 and 2000 exclusive of deferred financing costs and commitment fees were approximately 5.5% and 6.6%, respectively, including hedges.

    In addition, the Company's Brazilian subsidiary has lines of credit which allow it to borrow in its local currency. This amounts to $8 million, of which approximately $3 million was utilized as of December 31, 2001 and 2000, respectively. The weighted average interest rate on these borrowings at December 31, 2001 and 2000 was approximately 9.0% and 15.0%, respectively.

    Long-term debt and current portion of long-term debt consist of the following:

                                                                                       2001       2000
                                                                                     --------    -------
                                                                                       (IN THOUSANDS)
Syndicated Financing Loan due September 30, 2006...................................  $125,000    $    --
  Amount due 2002      $  6,250....................................................
  Amount due 2003      $ 12,500....................................................
  Amount due 2004      $ 25,000....................................................
  Amount due 2005      $ 37,500....................................................
  Amount due 2006      $ 43,750....................................................
Syndicated Financing Loan due September 30, 2007...................................   285,000         --
  Amount due 2002      $  1,425....................................................
  Amount due 2003      $  2,850....................................................
  Amount due 2004      $  2,850....................................................
  Amount due 2005      $  2,850....................................................
  Amount due 2006      $ 30,637....................................................
  Thereafter           $244,388....................................................
Three-year Unsecured Revolving Credit Loan due December 29, 2002...................        --     24,000
Various Debt from Brazilian Banks
  $3,220 due in 2002, $135 in 2003 and $29 in 2004.................................     3,384      4,554
Industrial Revenue Refunding Bond
  Due in installments of $685 from 2002-2007 and $650 in 2008......................     4,760      5,445
                                                                                     --------    -------
  Total debt.......................................................................   418,144     33,999
  Less: current maturities.........................................................    11,580     13,863
                                                                                     --------    -------
  Net long-term debt...............................................................  $406,564    $20,136
                                                                                     ========    =======

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

    The principal payments required to be made are as follows:

                                                              (IN THOUSANDS)
2002........................................................     $ 11,580
2003........................................................       16,170
2004........................................................       28,564
2005........................................................       41,035
2006........................................................       75,072
2007 and subsequent.........................................      245,723
                                                                 --------
                                                                 $418,144
                                                                 ========

    The Company entered into interest rate swap agreements, which are considered derivatives, to reduce the impact of changes in interest rates on its floating rate debt as required by the credit agreement. The swap agreements are contracts to exchange floating interest payments for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2000, the Company had swap agreements with a notional amount of $20 million, and as of December 31, 2001, the Company had swap agreements in the amount of $200 million, swapping debt with either a one or a three-month libor rate for a fixed interest rate. These swaps, of which $20 million expire in May 2002 with the remaining $180 million declining at various points in time and expiring February 2004, were recorded as a liability in the amount of $2.2 million. These instruments are designated as cash flow hedges as of December 31, 2001 and any changes in value are recorded in other comprehensive income. The majority of the balance of the $2.2 million loss included in other comprehensive loss related to cash flow hedges that are expected to be reclassified to earnings over the next 12 months.

    The Industrial Revenue Refunding Bond carries a variable rate of interest determined weekly, based upon current market conditions for short-term tax-exempt financing. The average rate of interest charged in 2001 and in 2000 was 3.9% and 4.0%, respectively.

    QGN's long-term debt is at various interest rates that are determined by several inflationary indexes in Brazil.

    The term loans pay interest at 200 and 250 basis points over LIBOR, depending on the ratio of EBITDA to total debt. Financial covenants include EBITDA to total debt and interest coverage, which if not met, could result in an event of default and trigger the early termination of the credit facility, if not remedied within a certain period of time. All assets of the Company are pledged as collateral.

9. INCOME TAXES

    The components of income before taxes are as follows:

                                                               2001      2000      1999
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Domestic....................................................  $68,255   $47,675   $66,740
Foreign.....................................................    5,600     4,199     5,438
                                                              -------   -------   -------
Total.......................................................  $73,855   $51,874   $72,178
                                                              =======   =======   =======

    The following table summarizes the provision for U.S. federal, state and foreign income taxes:

                                                               2001      2000      1999
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Current:
  U.S. federal..............................................  $16,222   $18,734   $19,395
  State.....................................................    2,037     2,918     3,531
  Foreign...................................................    1,317       730     2,007
                                                              -------   -------   -------
                                                              $19,576   $22,382   $24,933
                                                              =======   =======   =======
Deferred:
  U.S. federal..............................................  $ 6,033   $(3,801)  $ 1,552
  State.....................................................      663    (1,047)      358
  Foreign...................................................      599       781       (22)
                                                              -------   -------   -------
                                                              $ 7,295   $(4,067)  $ 1,888
                                                              -------   -------   -------
Total provision.............................................  $26,871   $18,315   $26,821
                                                              =======   =======   =======

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

    Deferred tax liabilities/(assets) consist of the following at December 31:

                                                                 2001       2000
                                                               --------   --------
                                                                 (IN THOUSANDS)
Current deferred tax assets:
  Marketing expenses, principally coupons...................   $ (6,121)  $ (5,382)
  Reserves and other liabilities............................     (5,015)    (2,676)
  Accounts receivable.......................................     (5,708)    (3,380)
  Net operating loss........................................     (1,700)        --
  Capitalization of inventory costs.........................       (802)      (387)
  Other.....................................................       (503)       146
                                                               --------   --------
  Total current deferred tax assets.........................    (19,849)   (11,679)
                                                               --------   --------
  Nonpension postretirement and postemployment benefits.....     (6,120)    (5,787)
  Capitalization of items expensed..........................     (5,697)    (5,307)
  Reserves and other liabilities............................     (3,175)    (6,927)
  Investment valuation difference...........................       (824)    (1,923)
  Loss carryfoward of foreign subsidiary(1).................     (4,401)    (3,248)
  Foreign exchange translation adjustment...................     (3,143)    (2,330)
  Valuation allowance.......................................      7,544      5,578
  Depreciation and amortization.............................     44,895     36,828
  Net operating loss carryforward...........................     (5,563)        --
  Difference between book and tax loses of equity
    investment..............................................      3,014         --
  Other.....................................................        502        968
                                                               --------   --------
  Net noncurrent deferred tax liabilities...................     27,032     17,852
                                                               --------   --------
Net deferred tax liability..................................   $  7,183   $  6,173
                                                               ========   ========

    The difference between tax expense and the "expected" tax which would result from the use of the federal statutory rate is as follows:

                                                                2001      2000      1999
                                                               -------   -------   -------
                                                                     (IN THOUSANDS)
Statutory rate..............................................        35%       35%       35%
Tax which would result from use of the federal statutory
  rate......................................................   $25,849   $18,156   $25,262
Depletion...................................................      (416)     (398)     (466)
Research & development credit...............................      (300)     (350)     (200)
State and local income tax, net of federal effect...........     1,765     1,216     2,528
Varying tax rates of foreign affiliates.....................      (169)      (87)     (103)
Other.......................................................       142      (222)     (200)
                                                               -------   -------   -------
                                                                 1,022       159     1,559
                                                               -------   -------   -------
Recorded tax expense........................................   $26,871   $18,315   $26,821
                                                               =======   =======   =======
Effective tax rate..........................................      36.4%     35.3%     37.2%
                                                               =======   =======   =======

---------------
(1) The loss carryfoward existed at the date of acquisition. Any recognition of this benefit will be an adjustment to Goodwill.

    The net operating loss carryforwards for federal, foreign and state amounted to $20.8, $16.3 and $11.2 million, respectively. These NOL's expire on various dates through December 31, 2020.

10. PENSION AND NONPENSION POSTRETIREMENT BENEFITS

    The Company has defined benefit pension plans covering certain hourly employees. Pension benefits to retired employees are based upon their length of service and a percentage of qualifying compensation during the final years of employment. The Company's funding policy, is consistent with federal funding requirements.

    The Company maintains unfunded plans, which provide medical benefits for eligible domestic retirees and their dependents. The Company accounts for these benefits in accordance with Statement of Financial Accounting Standards No. 106 (SFAS 106), "Employers' Accounting for Postretirement Benefits Other than Pensions." This standard requires the cost of such benefits to be recognized during the employee's active working career.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

    The following table provides information on the status of the plans at December 31:

                                                                                       NONPENSION
                                                                                     POSTRETIREMENT
                                                                 PENSION PLANS        BENEFIT PLANS
                                                               -----------------   -------------------
                                                                2001      2000       2001       2000
                                                               -------   -------   --------   --------
                                                                           (IN THOUSANDS)
Change in Benefit Obligation:
  Benefit obligation at beginning of year...................   $18,317   $14,676   $ 10,217   $  9,654
  Service cost..............................................       426       433        436        397
  Interest cost.............................................     1,268     1,090        734        682
  Plan amendments...........................................        --     2,172(1)       --        --
  Actuarial (gain) loss.....................................       (79)      704        (22)       (66)
  Benefits paid.............................................    (2,405)     (758)      (319)      (450)
                                                               -------   -------   --------   --------
Benefit obligation at end of year...........................   $17,527   $18,317   $ 11,046   $ 10,217
                                                               =======   =======   ========   ========
Change in Plan Assets:
  Fair value of plan assets at beginning of year............   $18,930   $20,311   $     --   $     --
  Actual return on plan assets (net of expenses)............    (1,571)     (688)        --         --
  Employer contributions....................................        65        65        319        450
  Benefits paid.............................................    (2,405)     (758)      (319)      (450)
                                                               -------   -------   --------   --------
Fair value of plan assets at end of year....................   $15,019   $18,930   $     --   $     --
                                                               =======   =======   ========   ========
Reconciliation of the Funded Status:
  Funded status.............................................   $(2,508)  $   614   $(11,046)  $(10,217)
  Unrecognized prior service cost (benefit).................        29       147       (619)      (950)
  Unrecognized actuarial gain...............................       747    (2,627)    (3,073)    (3,209)
  Loss due to currency fluctuations.........................        76        52         --         --
                                                               -------   -------   --------   --------
Net amount recognized at end of year........................   $(1,656)  $(1,814)  $(14,738)  $(14,376)
                                                               =======   =======   ========   ========

    Amounts recognized in the statement of financial position consist of:

                                                                2001      2000       2001       2000
                                                               -------   -------   --------   --------
  Prepaid benefit cost......................................   $ 1,120   $   977   $     --   $     --
  Accrued benefit liability.................................    (2,776)   (2,791)   (14,738)   (14,376)
                                                               -------   -------   --------   --------
Net amount recognized at end of year........................   $(1,656)  $(1,814))  (14,738)  $(14,376)
                                                               =======   =======   ========   ========
Weighted-average assumptions as of December 31:
Discount rate...............................................      7.25%     7.25%      7.25%      7.25%
Rate of compensation increase...............................      5.00%     5.00%        --         --
Expected return on plan assets..............................      9.25%     9.25%        --         --

    Net Pension and Net Postretirement Benefit Costs consisted of the following components:

                                                                     PENSION COSTS           POSTRETIREMENT COSTS
                                                              ----------------------------   ---------------------
                                                               2001      2000       1999     2001    2000    1999
                                                              -------   -------    -------   -----   -----   -----
                                                                                 (IN THOUSANDS)
Components of Net Periodic Benefit Cost:
  Service cost..............................................  $   426   $   433    $   440   $ 436   $ 397   $ 477
  Interest cost.............................................    1,268     1,090      1,008     734     682     647
  Expected return on plan assets............................   (1,713)   (1,843)    (1,433)     --      --      --
  Amortization of transition obligation.....................       --         3          4      --      --      --
  Amortization of prior service cost........................       29        30         29    (105)   (105)   (105)
  Recognized actuarial (gain) or loss.......................     (130)     (334)       (27)   (158)   (212)   (144)
  FAS 88 expense............................................       --        --         --    (226)     --      --
                                                              -------   -------    -------   -----   -----   -----
  Net periodic benefit cost (income)........................  $  (120)  $  (621)(1) $    21  $ 681   $ 762   $ 875
                                                              =======   =======    =======   =====   =====   =====

---------------
(1) The benefit obligation for the plan amendment referred to in the table on the previous page relates to the offering to Syracuse plant employees a cash balance benefit in connection with the Syracuse plant shutdown in 2000. Accordingly, the related expense of $2,172 thousand is included in Impairment and other items in the accompanying statement of income. See note 13.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

    The pension plan assets primarily consist of equity mutual funds, fixed income funds and a guaranteed investment contract fund. The accumulated postretirement benefit obligation has been determined by application of the provisions of the Company's medical plans including established maximums and sharing of costs, relevant actuarial assumptions and health-care cost trend rates projected at 8.0% in 2001, and ranging to 5.0% in 2007. The Company has a maximum annual benefit based on years of service for those over 65 years of age.

                                                               2001      2000
                                                               -----     -----
                                                               (IN THOUSANDS)
Effect of 1% increase in health-care cost trend rates on:
Postretirement benefit obligation...........................   $ 739     $ 708
Total of service cost and interest cost component...........      93        85
Effect of 1% decrease in health-care cost trend rates on:
Postretirement benefit obligation...........................    (657)     (627)
Total of service cost and interest cost component...........     (82)      (74)

    The Company also maintains a defined contribution profit-sharing plan for salaried and certain hourly employees. Contributions to the profit-sharing plan charged to earnings amounted to $3,099,000, $3,628,000 and $4,481,000 in 2001,
2000 and 1999, respectively.

    The Company also has an employee savings plan. The Company matches 50% of each employee's contribution up to a maximum of 6% of the employee's earnings. The Company's matching contributions to the savings plan were $1,675,000, $1,342,000 and $1,327,000 in 2001, 2000 and 1999, respectively.

11. STOCK OPTION PLANS

    The Company has options outstanding under three plans. Under the 1983 Stock Option Plan and the 1994 Incentive Stock Option Plan, the Company may grant options to key management employees. The Stock Option Plan for Directors authorizes the granting of options to non-employee directors. Options outstanding under the plans are issued at market value, vest and are exercisable on the third anniversary of the date of grant, and must be exercised within ten years of the date of grant. A total of 7,000,000 shares of the Company's common stock is authorized for issuance for the exercise of stock options.

    Stock option transactions for the three years ended December 31, 2001 were as follows:

                                                                NUMBER     WEIGHTED AVG.
                                                               OF SHARES   EXERCISE PRICE
                                                               ---------   --------------
Outstanding at January 1, 1999..............................   5,036,410       11.52
  Grants....................................................    579,000        20.94
  Exercised.................................................    649,116        10.29
  Cancelled.................................................     83,500        12.84
                                                               ---------       -----
Outstanding at December 31, 1999............................   4,882,794       12.78
  Grants....................................................    783,850        17.23
  Exercised.................................................    701,847        10.64
  Cancelled.................................................     24,900        16.95
                                                               ---------       -----
OUTSTANDING AT DECEMBER 31, 2000............................   4,939,897       13.69
  GRANTS....................................................    835,576        24.15
  EXERCISED.................................................    756,591        12.11
  CANCELLED.................................................    112,825        21.98
                                                               ---------       -----
OUTSTANDING AT DECEMBER 31, 2001............................   4,906,057       15.55
                                                               =========       =====

    At December 31, 2001, 2000 and 1999, 3,001,131 options, 2,985,147 options and 3,499,380 options were exercisable, respectively.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

    The table below summarizes information relating to options outstanding and exercisable at December 31, 2001.

                                                                 OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                                      -----------------------------------------   ----------------------
                                                                    WEIGHTED                                    WEIGHTED
                                                                    AVERAGE     WEIGHTED AVG.                   AVERAGE
                                                        OPTIONS     EXERCISE      REMAINING         OPTIONS     EXERCISE
EXERCISE PRICES                                       OUTSTANDING    PRICE     CONTRACTUAL LIFE   EXERCISABLE    PRICE
---------------                                       -----------   --------   ----------------   -----------   --------
$ 7.50-$10.00.......................................     360,985       8.76          3.0             360,985       8.76
$10.01-$12.50.......................................   1,364,371      10.78          3.8           1,364,371      10.78
$12.51-$15.00.......................................     976,600      13.57          4.9             968,375      13.57
$15.01-$17.50.......................................     842,500      16.88          6.5             192,600      16.07
$17.51-$25.00.......................................   1,283,950      22.51          7.6             104,800      22.63
$25.01-$35.00.......................................      77,651      26.42          9.2              10,000      27.81
                                                       ---------     ------          ---           ---------     ------
                                                       4,906,057     $15.55          5.5           3,001,131     $12.24
                                                       =========     ======          ===           =========     ======

    The fair-value of options granted in 2001, 2000 and 1999 is $6,540,014, $5,626,000, and $4,447,000, respectively and the weighted average fair-value per share of options granted in 2001, 2000 and 1999 is $7.83, $7.18 and $7.68, respectively.

    The fair-value of options granted in 2001, 2000 and 1999 is estimated on the date the options are granted based on the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                                 2001        2000        1999
                                                               ---------   ---------   ---------
Risk-free interest rate.....................................        5.1%        6.6%        6.0%
Expected life...............................................   6.5 YEARS   6.0 years   6.0 years
Expected volatility.........................................       25.0%       38.8%       30.0%
Dividend yield..............................................        1.2%        1.6%        1.2%

    The Company accounts for costs of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," rather than the fair-value based method in Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." No compensation cost has been recognized for the Company's stock option plans. Had compensation cost been determined based on the fair values of the stock options at the date of grant in accordance with SFAS 123, the Company would have recognized additional compensation expense, net of taxes, of $2,670,000, $2,577,000 and $2,037,000 for 2001, 2000 and 1999, respectively. The
Company's pro forma net income and pro forma net income per share for 2001, 2000 and 1999 would have been as follows:

                                                                2001      2000      1999
                                                               -------   -------   -------
                                                                     (IN THOUSANDS,
                                                               EXCEPT FOR PER SHARE DATA)
NET INCOME
As reported.................................................   $46,984   $33,559   $45,357
Pro forma...................................................    44,314    30,982    43,320
NET INCOME PER SHARE: BASIC
As reported.................................................   $  1.21   $   .88   $  1.17
Pro forma...................................................      1.14       .81      1.12
NET INCOME PER SHARE: DILUTED
As reported.................................................   $  1.15   $   .84   $  1.11
Pro forma...................................................      1.09       .78      1.06

12. GAIN ON THE SALE OF MINERAL RIGHTS

    The Company sold most of its trona mineral leases in Wyoming for approximately $22.5 million to Solvay Minerals, Inc., resulting in a gain of approximately $11.8 million. The terms of the note recorded as part of the sale included annual payments beginning on January 5, 1999 and concluding on January 5, 2011. The Company received its initial payment of $3.0 million and assigned and sold the note for the present value of the remaining payments net of expenses for approximately $13.8 million. During 2001, as part of the Company's debt refinancing, the Company purchased the note for $11.4 million from the original assignee.

13. IMPAIRMENT AND OTHER ITEMS

    During 2000, the Company recorded a pre-tax charge of $21.9 million relating to three major elements: a $14.3 million write-down of the Company's Syracuse N.Y. manufacturing facility, a $2.1 million charge for potential carrying and site clearance costs, and a $5.5 million severance charge (including $2.2 million pension plan amendment) related to both the Syracuse shutdown and the sales force reorganization. The Company also incurred depreciation and other charges of $1.8 million in 2000 and $1.4 million in 2001 relating to a plant and warehouses that were shutdown. This brings the total one-time cost to approximately $25 million. The cash portion of this one-time cost, however, was less than $5 million after tax.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

    During 1999, the Company recorded a pre-tax charge of $6.6 million for impairment and certain other items relating to a planned plant shutdown which included the rationalization of both toothpaste and powder laundry detergent production.

    In 2001, the Company recorded pre-tax income of $.7 million primarily related to the sale of fixed assets located in the Syracuse plant.

    Components of the outstanding reserve balance included in accounts payable and accrued expenses consist of the following:

                                                                RESERVE AT     ADJUSTMENTS    RESERVES AT
                                                               DEC. 31, 2000    PAYMENTS     DEC. 31, 2001
                                                               -------------   -----------   -------------
Severance and other charges.................................      $5,239         $(4,477)(1)    $  762
Fixed asset write-down and demolition.......................       2,129            (943)        1,186
                                                                  ------         -------        ------
                                                                  $7,368         $(5,420)       $1.948
                                                                  ======         =======        ======

    The severance charge in 2000 was for approximately 140 people and 74 people in 1999.

    As of December 31, 2001, there was no liability related to the 1999 impairment charge.
---------------
(1) The $2.2 million pension plan amendment reserve was reclassified and is included in Deferred and Long-term Liabilities in the Company's balance sheet. (See note 10)

14. COMMON STOCK VOTING RIGHTS AND RIGHTS AGREEMENT

    Effective February 19, 1986, the Company's Restated Certificate of Incorporation was amended to provide that every share of Company common stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (1) for a period of 48 consecutive months preceding the record date for the Stockholders' Meeting; or (2) since February 19, 1986. All other shares carry one vote. (Specific provisions for the determination of beneficial ownership and the voting of rights of the Company's common stock are contained in the Company's Notice of Annual Meeting of Stockholders and Proxy Statement -- unaudited).

    On August 27, 1999, the Board of Directors adopted a Shareholder Rights Plan (the Plan) that essentially reinstates a Shareholder Rights Plan originally enacted in 1989, which had terminated. In connection with the adoption of the Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of Company Common Stock. Each right, which is not presently exerciseable, entitles the holder to purchase one one-hundredth of a share of Junior Participating Preferred Stock at an exercise price of $200.00. In the event that any person acquires 20% or more of the outstanding shares of Common Stock, each holder of a right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of shares of Common Stock having a market value equal to two times the exercise price. In order to retain flexibility and the ability to maximize shareholder value in the event of unknown future transactions, the Board of Directors retains the power to redeem the rights for a set amount.

    The rights were issued on September 13, 1999, payable to shareholders of record at the close of business on that date. The rights will expire on September 13, 2009.

15. COMMITMENTS AND CONTINGENCIES

        a. Rent expense amounted to $5,048,000 in 2001, $2,794,000 in 2000 and
    $2,715,000 in 1999. The Company is obligated for minimum annual rentals under non-cancelable long-term operating leases as follows:

                                                               (IN THOUSANDS)
  2002......................................................      $ 30,252
  2003......................................................        29,592
  2004......................................................         7,643
  2005......................................................         7,310
  2006......................................................         7,389
  2007 and thereafter.......................................        23,853
                                                                  --------
Total future minimum lease commitments......................      $106,039
                                                                  ========

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

        b. In December 1981, the Company formed a partnership with a supplier of raw materials which mines and processes sodium mineral deposits owned by each of the two companies in Wyoming. The partnership supplies the Company with the majority of its sodium raw material requirements. This agreement terminates upon two years' written notice by either company.

        c. The Company has a raw material purchase commitment for an animal feed additive of $6.4 million for 2002.

        d. Certain former shareholders of Carter-Wallace have brought legal action against the company that purchased the pharmaceutical business of Carter-Wallace regarding the fairness of the consideration these shareholders received. Pursuant to various indemnification agreements, Armkel could be liable for damages up to $12 million, and the Company could be liable directly to Armkel for an amount up to $2 million.

        The Company believes that the consideration offered was fair to the former Carter-Wallace shareholders, and it cannot predict with certainty the outcome of this litigation.

        e. The Company, in the ordinary course of its business, is the subject of, or party to, various pending or threatened legal actions. The Company believes that any ultimate liability arising from these actions will not have a material adverse effect on its financial position or results of operation.

16. SEGMENTS

  Segment Information

    The Company has two operating segments: Consumer Products and Specialty Products. The Consumer Products segment comprises packaged goods primarily sold to retailers. The Specialty Products segment includes chemicals sold primarily to industrial and agricultural markets.

  Measurement of Segment Results and Assets

    The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies with the exception of:

        a. The Companies' portion of the Armand Products and ArmaKleen joint ventures are consolidated into the Specialty Products segment results. Accordingly, they are not accounted for by the equity method.

        b. The administrative costs of the production planning and logistics functions are included in segment SG&A expenses, but are elements of cost of goods sold in the Company's Consolidated Statement of Income.

    The Company evaluates performance based on operating profit. There are no intersegment sales.

  Factors used to Identify Segments

    The Company's segments are strategic business units with distinct differences in product application and customer base. They are managed by separate sales and marketing organizations.

                                            UNCONSOLIDATED
                                         --------------------
                                         CONSUMER   SPECIALTY    SUBTOTAL    AFFILIATES   CORPORATE   ADJUSTMENTS(3)     TOTAL
                                         --------   ---------   ----------   ----------   ---------   --------------   ----------
NET SALES
2001...................................  $908,067   $196,010    $1,104,077    $(23,213)         --             --      $1,080,864
2000...................................  634,119     186,637       820,756     (25,031)         --             --         795,725
1999...................................  586,944     179,719       766,663     (26,482)         --             --         740,181
GROSS PROFIT
2001...................................  358,679      58,212       416,891      (6,933)         --         (9,305)        400,653
2000...................................  302,555      55,907       358,462      (7,807)         --         (5,251)        345,404
1999...................................  285,036      57,346       342,382     (10,175)         --         (6,512)        325,695
ADVERTISING, CONSUMER AND TRADE PROMOTION EXPENSES
2001...................................  193,109       3,098       196,207        (247)         --             --         195,960
2000...................................  175,829       3,108       178,937        (323)         --             --         178,614
1999...................................  173,856       2,647       176,503        (380)         --             --         176,123

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                                            UNCONSOLIDATED
                                         --------------------
                                         CONSUMER   SPECIALTY    SUBTOTAL    AFFILIATES   CORPORATE   ADJUSTMENTS(3)     TOTAL
                                         --------   ---------   ----------   ----------   ---------   --------------   ----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
2001...................................   95,054      29,429       124,483      (3,346)         --         (9,305)        111,832
2000...................................   73,974      28,181       102,155      (4,186)         --         (5,251)         92,718
1999...................................   69,628      27,311        96,939      (3,380)         --         (6,512)         87,047
OPERATING PROFIT
2001...................................   70,517      26,118        96,635      (3,774)         --            660          93,521
2000...................................   52,753      24,252        77,005      (2,933)         --        (21,911)         52,161
1999...................................   41,554      27,254        68,808      (6,283)         --          5,155          67,680
IDENTIFIABLE ASSETS(1)(2)
2001...................................  720,066     142,565       862,631          --      86,454             --         949,085
2000...................................  282,678     143,112       425,790          --      29,842             --         455,632
1999...................................  309,366     139,831       449,197          --      27,109             --         476,306
CAPITAL EXPENDITURES
2001...................................   21,955      12,131        34,086          --          --             --          34,086
2000...................................   13,744       8,081        21,825          --          --             --          21,825
1999...................................   23,526       9,586        33,112          --          --             --          33,112
DEPRECIATION, DEPLETION AND AMORTIZATION(4)
2001...................................   19,757       6,768        26,525          --       1,318             --          27,843
2000...................................   16,371       7,083        23,454          --          --             --          23,454
1999...................................   12,988       6,268        19,256          --          --             --          19,256

---------------
(1) The Specialty Products segment's identifiable assets include equity of investments in affiliates in the amounts of $16,880,000, $19,416,000 and $20,177,000 for 2001, 2000 and 1999, respectively. The Consumer Products segment's identifiable assets include equity of investment in affiliate of $98,241,000 in 2001.

(2) Corporate assets include excess cash, investments, notes receivable, deferred financing costs and deferred income taxes not used for segment operating needs.

(3) Adjustments reflect reclassification of production planning and logistics administrative costs between gross profit and SG&A expenses, in 1999 the gain on sale of mineral reserves and the impairment and other items charges, and in 2000 and 2001 the Syracuse shutdown and other charges.

(4) Corporate depreciation, depletion and amortization relate to amortization of deferred financing costs.

    Product line net sales data is as follows:

                         LAUNDRY AND   ORAL AND   DEODORIZING
                          HOUSEHOLD    PERSONAL       AND       SPECIALTY    ANIMAL     SPECIALTY   UNCONSOLIDATED
                          CLEANERS       CARE      CLEANERS     CHEMICALS   NUTRITION   CLEANERS      AFFILIATES       TOTAL
                         -----------   --------   -----------   ---------   ---------   ---------   --------------   ----------
2001...................   $458,010     $170,778    $279,279     $111,539     $76,081     $8,390        $(23,213)     $1,080,864
2000...................    229,507      155,782     248,830      110,671      67,880      8,086         (25,031)        795,725
1999...................    223,104      159,782     204,058      105,499      64,423      9,797         (26,482)        740,181

GEOGRAPHIC INFORMATION

    Approximately 90% of net sales in 2001, 88% in 2000 and 89% in 1999 were to customers in the United States, and approximately 92% of long-lived assets in 2001, 88% in 2000 and 89% in 1999 were located in the U.S.

CUSTOMERS

    A group of three Consumer Products customers accounted for approximately 20% of consolidated net sales in 2001, including a single customer which accounted for approximately 13%. A group of three customers accounted for approximately 21% of consolidated net sales in 2000 including a single customer which accounted for approximately 13%. This group accounted for 20% in 1999.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

17. UNAUDITED QUARTERLY FINANCIAL INFORMATION

    The unaudited quarterly results of operations are prepared in conformity with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Adjustments are of a normal, recurring nature, except as discussed in Notes 12 and 13.

                                                               FIRST       SECOND      THIRD       FOURTH        FULL
                                                              QUARTER     QUARTER     QUARTER     QUARTER        YEAR
                                                              --------    --------    --------    --------    ----------
                                                                      (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
2001
Net sales...................................................  $256,527    $257,095    $270,627    $296,615    $1,080,864
Gross profit................................................    94,098      96,999     104,103     105,453       400,653
Income from operations......................................    20,952      22,505      25,835      24,229        93,521
Equity in earnings (loss) of affiliates.....................     1,032       1,151         886      (9,264)       (6,195)
Net income..................................................    12,147      13,478      15,246       6,113        46,984
Net income per share -- basic...............................  $    .32    $    .35    $    .39    $    .16    $     1.21
Net income per share -- diluted.............................  $    .30    $    .33    $    .37    $    .15    $     1.15
2000
Net sales...................................................  $193,939    $202,415    $202,451    $196,920    $  795,725
Gross profit................................................    84,477      89,842      90,144      80,941       345,404
Income (loss) from operations...............................    18,664      19,341      (1,694)     15,850        52,161
Equity in earnings of affiliates............................       854         324         855         978         3,011
Net income (loss)...........................................    11,732      12,375      (1,236)     10,688        33,559
Net income (loss) per share -- basic........................  $    .30    $    .32    $   (.03)   $    .28    $      .88
Net income (loss) per share -- diluted......................  $    .29    $    .31    $   (.03)   $    .27    $      .84
1999
Net sales...................................................  $177,116    $189,029    $188,521    $185,515    $  740,181
Gross profit................................................    77,118      83,912      84,974      79,691       325,695
Income from operations......................................    17,974      14,976      17,563      17,167        67,680
Equity in earnings of affiliates............................     2,020       1,929       1,372       1,045         6,366
Net income..................................................    12,365      10,456      11,379      11,157        45,357
Net income per share -- basic...............................  $    .32    $    .27    $    .29    $    .29    $     1.17
Net income per share -- diluted.............................  $    .30    $    .26    $    .28    $    .27    $     1.11

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Church & Dwight Co., Inc.
Princeton, New Jersey

    We have audited the accompanying consolidated balance sheets of Church & Dwight Co., Inc., and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 11, 2002

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                          ELEVEN-YEAR FINANCIAL REVIEW
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                  2001        2000       1999       1998       1997       1996       1995       1994       1993
                                --------     ------     ------     ------     ------     ------     ------     ------     ------
OPERATING RESULTS
Net sales:
Consumer Products.............  $  908.1      634.1      586.9      560.2      459.0      417.6      380.6      393.0      410.4
Specialty Products............     172.8      161.6      153.3      132.5      124.6      119.0      114.4      106.4      104.9
Total.........................   1,080.9      795.7      740.2      692.7      583.6      536.6      495.0      499.4      515.3
Marketing.....................  $  196.0      178.6      176.1      182.2      148.3      136.3      120.0      131.3      126.3
Research & development........  $   21.8       19.4       17.9       16.4       15.8       17.8       18.5       20.6       21.2
Income from operations........  $   93.5       52.2       67.7       42.5       30.6       27.3        8.4        1.5       35.6
% of sales....................       8.7%       6.6%       9.1%       6.1%       5.2%       5.1%       1.7%        .3%       6.9%
Net income....................  $   47.0       33.6       45.4       30.3       24.5       21.2       10.2        6.1       26.3
Net income per
  share -- basic..............  $   1.21        .88       1.17        .78        .63        .55        .26        .16        .65
Net income per
  share -- diluted............  $   1.15        .84       1.11        .76        .61        .54        .26        .16        .64
FINANCIAL POSITION
Total assets..................  $  949.1      455.6      476.3      391.4      351.0      308.0      293.2      294.5      281.7
Total debt....................     418.1       34.0       84.4       48.8       39.5        7.5       12.5       32.5        9.6
Stockholders' equity..........     282.3      234.7      226.7      194.8      179.3      165.3      153.7      153.9      169.4
Total debt as a % of total
  capitalization..............        60%        13%        27%        20%        18%         4%         8%        17%         5%
OTHER DATA
Average common shares
  outstanding-basic (In
  thousands)..................    38,879     38,321     38,792     38,734     38,922     39,068     39,134     39,412     40,446
Return on average
  stockholders' equity........      18.2%      14.5%      21.5%      16.2%      14.2%      13.3%       6.6%       3.8%      16.0%
Return on average capital.....      11.2%      12.7%      17.0%      13.8%      12.8%      12.7%       6.2%       3.6%      15.3%
Cash dividends paid...........  $   11.3       10.7       10.1        9.3        9.0        8.6        8.6        8.7        8.5
Cash dividends paid per common
  share.......................  $    .29        .28        .26        .24        .23        .22        .22        .22        .21
Stockholders' equity per
  common share................  $   7.26       6.12       5.84       5.05       4.62       4.25       3.94       3.94       4.22
Additions to property, plant
  and equipment...............  $   34.1       21.8       33.1       27.1        9.9        7.1       19.7       28.4       28.8
Depreciation and
  amortization................  $   27.8       23.5       19.3       16.5       14.2       13.6       13.1       11.7       10.6
Employees at year-end.........     2,099      1,439      1,324      1,127      1,137        937        941      1,028      1,096
Statistics per employee:*
(In thousands) Sales..........  $    568        650        643        615        513        573        526        486        470

                                 1992       1991
                                ------     ------
OPERATING RESULTS
Net sales:
Consumer Products.............   409.3      386.1
Specialty Products............    94.7       87.1
Total.........................   504.0      473.2
Marketing.....................   123.0       94.9
Research & development........    17.8       13.4
Income from operations........    37.7       34.0
% of sales....................     7.5%       7.2%
Net income....................    29.5       26.5
Net income per
  share -- basic..............     .73        .65
Net income per
  share -- diluted............     .71        .65
FINANCIAL POSITION
Total assets..................   261.0      244.3
Total debt....................     7.7        7.8
Stockholders' equity..........   159.1      139.2
Total debt as a % of total
  capitalization..............       5%         5%
OTHER DATA
Average common shares
  outstanding-basic (In
  thousands)..................  40,676     39,662
Return on average
  stockholders' equity........    19.8%      20.5%
Return on average capital.....    19.0%      18.5%
Cash dividends paid...........     7.7        6.7
Cash dividends paid per common
  share.......................     .19        .17
Stockholders' equity per
  common share................    3.91       3.43
Additions to property, plant
  and equipment...............    12.5       19.3
Depreciation and
  amortization................     9.8        9.5
Employees at year-end.........   1,092      1,081
Statistics per employee:*
(In thousands) Sales..........     462        438

---------------
* 2001, 2000 and 1999 results reflect sales for U.S. operations only.

PROXY                                                                      PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            CHURCH & DWIGHT CO., INC.
              469 NORTH HARRISON STREET, PRINCETON, N.J. 08543-5297

The Undersigned, having received the Notice of Meeting and Proxy Statement dated April 5, 2002, hereby appoints ROSINA B. DIXON, M.D., JOHN D. LEGGETT, III, Ph.D. and DWIGHT C. MINTON, and each of them, proxies, each with power to appoint his/her substitute, to vote all shares of stock which the Undersigned is entitled to vote at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 9th day of May, 2002 at THE NEW-YORK HISTORICAL SOCIETY, 2 West 77th Street, New York, New York, at 11:00 a.m., and at all adjournments thereof, upon such matters as may properly come before the meeting and the following items as set forth in the Notice of Meeting and Proxy
Statement:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of Nominees for Directors as listed below (except as marked to the
   contrary below).      FOR / /    WITHHOLD AUTHORITY / /

Nominees:  Rosina B. Dixon, M.D. and Robert D. LeBlanc

INSTRUCTION: To withhold authority to vote for any nominee(s), print such nominee's name(s) in the space provided below.

---------------------------------------------------------------

2. Approval of appointment of Deloitte & Touche LLP as independent auditors of the Company's 2002 financial statements.

                         FOR / / AGAINST / / ABSTAIN / /

3. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

IF NO CONTRARY INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND
                            FOR APPROVAL OF ITEM 2.

                                                     (continued on reverse side)

(continued from reverse side)

                                                    I PLAN TO ATTEND MEETING / /

Your vote is important. If you own shares which are entitled to four votes per share, you must indicate this below in the space provided, or it will be assumed that your shares will be entitled to one vote each. Please provide the total number of one-vote shares, the total number of four-vote shares and the total number of votes in the spaces below. Remember, internet and telephone voting are available unless you are claiming four votes per share.



                                        Dated                             , 2002
                                        ----------------------------------------

                                        Signature
                                        ----------------------------------------

                                        Signature
                                        ----------------------------------------

                                        Signature
                                        ----------------------------------------

                                        TOTAL One-Vote Shares     x 1 =
                                        ----------------------------------------

                                        TOTAL Four-Vote Shares    x 4 =
                                        ----------------------------------------

                                        TOTAL NUMBER OF VOTES
                                        ----------------------------------------

                                        Please sign exactly as name appears
                                        hereon. Where shares are held jointly,
                                        each holder should sign. Executors,
                                        administrators, trustees and others
                                        signing in a representative capacity
                                        should so indicate. If a signer is a
                                        corporation, please sign the full
                                        corporate name by an authorized officer.



     PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.